Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TERADYNE, INC.,

LAGER ACQUISITION CORP.,

LITEPOINT CORPORATION

AND

MICHAEL GOGUEN

AS THE STOCKHOLDER REPRESENTATIVE

SEPTEMBER 14, 2011

Execution Copy

i

Execution Copy

3.19	Insurance	46
3.20	Employee Benefit Plans	46
3.21	Brokers	49
3.22	Environmental, Zoning and Safety Laws	49
3.23	Customers; Suppliers	50
3.24	Consents	50
3.25	Organizational Documents	50
3.26	Anticorruption Matters	51
3.27	Export Controls and Sanctions Matters	52
3.28	Inventory	53
3.29	Stockholder Approval	53

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		54

4.1	Organization, Good Standing and Qualification	54
4.2	Authorization; Binding Obligations; Governmental Consents	54
4.3	Compliance with Other Instruments	54
4.4	Brokers	55
4.5	Formation and Ownership of Merger Sub; No Prior Activities	55
4.6	Public Reporting	55
4.7	Resources	55

ARTICLE 5 CONDUCT OF BUSINESS PENDING THE MERGER AND RELATED COVENANTS		56

5.1	Conduct of Business of the Company	56
5.2	Payment of Taxes, Etc.	61
5.3	280G Matters	61
5.4	Employee Matters	61

ARTICLE 6 ADDITIONAL AGREEMENTS		62

6.1	Notices; Consents; Filings	62
6.2	Antitrust Filings	62
6.3	Further Assurances	63
6.4	Stockholder Approval	64
6.5	Exclusivity	64
6.6	Full Access; Due Diligence	65
6.7	Confidentiality; Public Announcements	65
6.8	Delivery of Financial Information	66
6.9	Indemnification, Exculpation and Insurance	66
6.10	Takeover Laws	67
6.11	Form S-8	67
6.12	Taxes	67
6.13	Operating Plan	68

Execution Copy

ARTICLE 7 CONDITIONS TO THE MERGER		70

7.1	Conditions to the Obligations of Each Party	70
7.2	Conditions to the Obligations of Parent and Merger Sub	70
7.3	Conditions to the Obligations of the Company	73

ARTICLE 8 TERMINATION		74

8.1	Termination	74
8.2	Effect of Termination	75

ARTICLE 9 INDEMNIFICATION AND SET-OFF RIGHTS		76

9.1	Indemnification by Parent and the Surviving Corporation	76
9.2	Indemnification by the Participating Rights Holders; Parent Set-Off Rights	76
9.3	Third-Party Claims	77
9.4	Notice and Payment of Claims	78
9.5	Limitations of Liability	79
9.6	Right to Bring Action; No Contribution	80
9.7	Investigation	81

ARTICLE 10 GENERAL PROVISIONS		81

10.1	Notices	81
10.2	Certain Definitions	83
10.3	Severability	95
10.4	Entire Agreement; Assignment	95
10.5	Parties in Interest	95
10.6	Specific Performance	95
10.7	Governing Law	96
10.8	Consent to Jurisdiction	96
10.9	Waiver of Conflicts	96
10.10	Headings; Interpretation	97
10.11	Counterparts	97
10.12	Fees and Expenses	97
10.13	Amendment	97
10.14	Waiver	97

Exhibit A	Form of Merger Certificate
Exhibit B	Form of Escrow Agreement
Exhibit C-1	Form of Letter of Transmittal
Exhibit C-2	Form of Option Cancellation Agreement (Non-Employees)
Exhibit C-3	Form of Option Cancellation Agreement (Employees)
Exhibit C-4	Form of General Release
Exhibit D	Form of License Agreement

Schedule 5.1	Conduct of Business
Schedule 7.2(h)	Related Person Agreements
Schedule 7.2(t)	Required Consents

Execution Copy

Schedule 7.2(u)	Licensed Patents

Company Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is made and entered into as of September 14, 2011 (the “Agreement Date”), by and among (i) Teradyne, Inc., a Massachusetts corporation (“Parent”), (ii) Lager Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary (as hereinafter defined) of Parent (“Merger Sub”), (iii) LitePoint Corporation, a Delaware corporation (the “Company”), and (iv) Michael Goguen, acting in his capacity as Stockholder Representative (the “Stockholder Representative”).

WHEREAS, upon the terms and subject to the conditions in this Agreement and in accordance with the provisions of Delaware Law, Merger Sub shall merge with and into the Company (the “Merger”), following which the Company shall continue as the surviving corporation and wholly owned subsidiary of Parent (the surviving corporation is referred to herein as the “Surviving Corporation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has approved and adopted this Agreement and the consummation of the transactions contemplated hereby, and will be submitting the execution and delivery of this Agreement and the performance of the transaction contemplated hereby to the holders of the shares of the capital stock of the Company (collectively, the “Company Stockholders”), for their approval and adoption by written consent in accordance with Delaware Law and the Restated Certificate of Incorporation of the Company;

WHEREAS, the Company Board has carefully considered the terms of this Agreement and has determined that the terms and conditions of the transactions contemplated hereby, including the Merger, are fair and in the best interests of, and are advisable to, the Company and the Company Stockholders, and the Company Board recommends that the Company Stockholders vote for the approval of this Agreement and the transactions contemplated hereby;

WHEREAS, this Agreement has been approved by each of the board of directors of Merger Sub and the board of directors of Parent; and

WHEREAS, as an inducement for Parent and Merger Sub to enter into this Agreement, certain Company Stockholders have entered into Non-Competition and Non-Solicitation Agreements with Parent, such agreements to be effective as of the Closing Date (the “Non-Competition Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, Parent, Merger Sub, the Company and Stockholder Representative hereby agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. Subject to the other terms and conditions of this Agreement, including those set forth in Article 7 hereof, the Merger shall be consummated under the following circumstances:

(a) The Merger. Upon the terms hereof and subject to the conditions set forth herein, and in accordance with Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation.

(b) Consummation of the Merger; Effective Time. Subject to the fulfillment or waiver of all of the conditions contained in Article 7, as soon as is reasonably practicable, but in no event later than on the later of (i) the third (3rd) business day following the satisfaction or waiver of all of the conditions contained in Article 7, other than those conditions which by their terms are to be satisfied at the Closing, (ii) the fifth (5th) day following the Company’s delivery of an updated Company Disclosure Schedule pursuant to Article 3, if any, and (iii) such later date as may be mutually agreed upon by the Company and Parent, a closing (the “Closing”) will be held at the offices of Latham & Watkins LLP at 140 Scott Drive, Menlo Park, California 94025 (or such other place as the parties may agree). The date on which the Closing is actually held is referred to herein as the “Closing Date.” On the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger, substantially in the form attached hereto as Exhibit A (the “Merger Certificate”) with the Secretary of State of the State of Delaware. The term “Effective Time” means the date and time of the filing of the Merger Certificate with the Secretary of State of the State of Delaware (or such later time as may be agreed by each of the parties hereto and specified in the Merger Certificate in accordance with Delaware Law). In the event of a conflict between this Agreement and the Merger Certificate, this Agreement shall govern.

1.2 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the Merger Certificate and as provided by the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, upon the consummation of the Merger, all the property (including, but not limited to, Intellectual Property and licenses to Intellectual Property), rights, privileges and powers of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of those corporations shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.3 Charter; Bylaws.

(a) At the Effective Time, unless otherwise determined by Parent and the Company prior to the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”), shall be the certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time, as amended by the Merger Certificate.

(b) At the Effective Time, the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”), shall be the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by Delaware Law, the Surviving Corporation Charter and such bylaws.

1.4 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws, and until their respective successors are duly elected and qualified or until their earlier death, disability, resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, disability, resignation or removal.

1.5 Capitalization and Closing Payment Amount Certificate; Closing Payment; Closing Escrow Amount; Representative Reimbursement Amount.

(a) Capitalization and Closing Payment Amount Certificate. No later than the third (3rd) business day prior to the Closing, the Company shall prepare and deliver to Parent a certificate of the Company executed on its behalf by each of the Chief Executive Officer and the Chief Financial Officer of the Company (the “Capitalization and Closing Payment Amount Certificate”), that sets forth (x) the information required to be set forth on Section 3.3(e) of the Company Disclosure Schedule (Capitalization), as of the Effective Time, and (y) the Company’s best good faith estimates of each of: (i) the respective amounts of all unpaid (A) third party fees, costs or expenses incurred or expected to be incurred by the Company (or for which the Company will be responsible) in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, any fees and expenses of legal counsel, financial advisors and consultants, the cost of the Tail D&O Policy, and the costs of establishing and maintaining an online virtual data room to facilitate Parent’s due diligence review of the Company), whether or not invoiced or billed prior to the Effective Time and whether incurred on behalf of the Company or on behalf of the Participating Rights Holders, and (B) bonuses, severance or other transaction-related payments to be paid to any director, officer or employee of the Company in connection with the Merger or any of the other transactions contemplated by this Agreement, and any payroll taxes incurred or to be incurred by the Company in connection therewith (collectively, the “Transaction Costs”), (ii) the amount (the “Indebtedness Amount”) that would be required to fully discharge, as of the Effective Time, any Indebtedness for Borrowed Money expected by the Company to be outstanding at the Effective Time, (iii) the aggregate amount of cash, or cash equivalents, short term and long term marketable securities and related interest receivables expected by the Company to be held by the Company immediately prior to the Effective Time, determined in accordance with GAAP, provided, that such amount shall be reduced in any event by any amounts necessary to satisfy any checks-in-transit and overdrafts of the Company and increased in any event by any deposits-in-transit (such net amount, the “Cash On-Hand Amount”), (iv) any rebates owed to the Company’s largest customer, based on the net sales for the six months ended June 30, 2011, as reflected in the balance sheet as of June 30, 2011 included in the Closing Financials and owed as of the Effective Time, and the aggregate amount of all accounts payable and similar payment obligations and liabilities of the Company and its Subsidiaries (excluding accrued liabilities and any amounts included in the Transactions Costs or Indebtedness Amount) that, immediately prior to the Effective Time are more than 90 days past due other than in the ordinary course of business consistent with past practices (collectively, the “Overdue Payables Amount”), (v) any unpaid amount payable in respect to that certain Manufacturing Services Agreement, dated as of May 26, 2005, by and between the Company and Sanmina-SCI Corporation (“Sanmina”), solely to the extent Sanmina requests that the Company issue an order to Sanmina for excess and obsolete components prior to or within 30 days following the Closing Date (the “Sanmina Payable Amount”), unless Parent has communicated with Sanmina in an effort to cause Sanmina to request payment, (vi) any unpaid amount of the $535,000 due pursuant to that certain Limited Use Tools Agreement, dated as of July 27, 2011, by and between the Company and Qualcomm Incorporated, as of the Effective Time (the “Qualcomm Payable Amount”), (vii) the aggregate amount of exercise prices for Company Options that are outstanding and unexercised as of the Effective Time (but only to the extent vested and exercisable as of the Effective Time), and which shall be disposed of as of the Effective Time in accordance with Section 2.1(c)(i) (the “Strike Price Amount”), (viii) the aggregate amounts received by the Company during the period between the Agreement Date and the Closing Date with respect to outstanding accounts receivable collected by the Company other than in the ordinary course of business, consistent with their express payment terms or in a substantially similar manner as past practice (collectively, the “Accelerated Receipts Amount”), and (ix) the Company’s calculation of the Closing Payment Amount in accordance with the information set forth on the Capitalization and Closing Payment Amount Certificate. During the period from and including the Agreement Date and prior to the Closing, the Company shall provide Parent with full access to the Company’s books of account and records used to prepare the Capitalization and Closing Payment Amount Certificate, and the management of the Company, for the purpose of verifying the amounts set forth therein. The disclosures set forth on the Capitalization and Closing Payment Amount Certificate shall be deemed to be representations and warranties of the Company hereunder.

(b) Closing Payment; Estimated Deemed Tax Benefit; Closing Escrow Amount. At the Closing, Parent shall be required to pay to each of the Participating Rights Holders the portion of the Closing Payment Amount (the aggregate of such payments, the “Closing Payment”), and the Estimated Deemed Tax Benefit allocated to such Participating Rights Holder pursuant to Section 2.1; provided that (i) a portion of the Closing Payment equal to $300,000 (the “Representative Reimbursement Amount”) shall not be paid to the Participating Rights Holders but shall instead be deposited with the Stockholder Representative to be held by the Stockholder Representative for the payment of expenses incurred by the Stockholder Representative in performing his duties pursuant to this Agreement and the Escrow Agreement, and subject to disbursement pursuant to Section 2.5(f), and a portion of the Closing Payment equal to the Closing Escrow Amount shall not be paid to the Participating Rights Holders but shall instead be deposited with Wells Fargo Bank, N.A. (the “Escrow Agent”), to be held by the Escrow Agent on behalf of the Participating Rights Holders pursuant to an Escrow Agreement, substantially in the form of the attached Exhibit B (the “Escrow Agreement”), to be entered into at the Closing, by and among Parent, the Stockholder Representative and the Escrow Agent, and (ii) the portion of the Closing Payment Amount allocated to each Participating Rights Holder that shall not be paid to such Participating Rights Holder and shall instead be contributed to the Representative Reimbursement Amount and Closing Escrow Amount pursuant to the preceding clause (i), shall be pro rata based on the number of shares of Company Capital Stock that such Participating Rights Holder holds (assuming the exercise in full of all vested Company Options). The Closing Escrow Amount shall be held by the Escrow Agent and distributed in accordance with the terms of this Agreement and the Escrow Agreement. Beneficial interests in each of Representative Reimbursement Amount and the Closing Escrow Amount shall be allocated among the Participating Rights Holders on a pro rata basis, based on the respective amounts initially deposited with the Escrow Agent pursuant to this paragraph (b).

(c) Post-Closing Adjustments.

(i) (A) Within thirty (30) days following the Closing Date, Parent shall prepare and deliver to the Stockholder Representative its calculation of the Closing Payment Amount, including the various elements thereof (the “Parent Closing Payment Calculation”), which may include an adjustment pursuant to clause (v) thereof if the Sanmina Payable Amount is requested on or prior to such date. If Parent does not deliver to the Stockholder Representative the Parent Closing Payment Calculation within such 30-day period, then the Closing Payment Amount set forth in the Capitalization and Closing Payment Amount Certificate shall be deemed to be the Settled Closing Payment Amount for purposes of Section 1.5(c)(iv) below.

(ii) The Stockholder Representative shall have a period of thirty (30) days (the “Objection Period”) after delivery of the Parent Closing Payment Calculation, in which to provide written notice to Parent of any objections thereto (the “Objection Notice”). Such Objection Notice shall set forth in reasonable detail the specific items set forth on the Parent Closing Payment Calculation to which each such objection relates and the specific basis for each such objection. If the Stockholder Representative does not give such Objection Notice within the Objection Period, then the Closing Payment Amount set forth in the Parent Closing Payment Calculation shall be deemed to be the Settled Closing Payment Amount for purposes of Section 1.5(c)(iv) below. If the Stockholder Representative gives such Objection Notice within the Objection Period, then the Stockholder Representative and Parent shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Objection Notice. If the Stockholder Representative and Parent do not resolve any dispute arising in connection with the Parent Closing Payment Calculation within thirty (30) days after the date of delivery of the Objection Notice, which 30 day period may be extended by written agreement of Parent and the Stockholder Representative (such period, as it may be extended, the “Initial Resolution Period”), such dispute shall be resolved in accordance with the procedures set forth in Section 1.5(c)(iii) below. During the Objection Period, Parent shall provide the Stockholder Representative, or his agents, with reasonable access to the books of account and records of the Company and the Surviving Corporation used to prepare the Parent Closing Payment Calculations, and the management of the Surviving Corporation and the controller and other employees of Parent who were involved in the calculation of the Closing Payment Amount, for the purpose of verifying the amounts set forth therein.

(iii) If Parent and the Stockholder Representative have not been able to resolve a dispute arising in connection with the Parent Closing Payment Calculation within the Initial Resolution Period, either party may submit such dispute to, and such dispute shall be resolved fully, finally and exclusively through the use of a mutually agreeable independent accounting firm (the “Independent Accounting Firm”). The fees and expenses of the Independent Accounting Firm incurred in the resolution of such dispute shall be borne by the parties in such proportion as is appropriate to reflect the relative benefits received by the Participating Rights Holders and Parent from the resolution of the dispute. For example, if the Stockholder Representative challenges the calculation of the Closing Payment Amount in the

Parent Closing Payment Calculation by an amount of $100,000, but the Independent Accounting Firm determines that the Participating Rights Holders have a valid claim for only $40,000, Parent shall bear 40% of the fees and expenses of the Independent Accounting Firm and the Stockholder Representative shall bear the other 60% of such fees and expenses. Any dispute resolution proceeding shall be commenced within thirty (30) days after the expiration of the Initial Resolution Period. The Independent Accounting Firm shall determine (and written notice thereof shall be given to the Stockholder Representative and Parent) as promptly as practicable, but in any event within sixty (60) days following its appointment, based solely on written submissions detailing the disputed items submitted to it by both parties, only (x) whether the calculation of the Closing Payment Amount in the Parent Closing Payment Calculation was prepared in accordance with the terms of this Agreement, and (y) with respect to the disputed items submitted to the Independent Accounting Firm, whether and to what extent (if any) the Capitalization and Closing Payment Amount Certificate, the Parent Closing Payment Calculation or the Closing Payment Amount actually paid at Closing require adjustment together with a written explanation in reasonable detail of each such required adjustment, including the basis therefor, and the Independent Accounting Firm shall make no other determinations or calculations. All negotiations pursuant to this Section 1.5(c)(iii) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable other Laws including state rules of evidence, and all negotiations, submissions to the Independent Accounting Firm, and dispute resolution proceedings under this Section 1.5(c)(iii) shall be treated as confidential information. The Independent Accounting Firm shall be bound by a mutually agreeable confidentiality agreement. The procedures of this Section 1.5(c)(iii) are exclusive and, except as set forth below, the determination of the Independent Accounting Firm shall be final and binding on the parties. The decision rendered pursuant to this Section 1.5(c)(iii) may be filed as a judgment in any court of competent jurisdiction. Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 1.5(c)(iii). The other party’s only defense to such a request for specific enforcement or other legal action shall be fraud by or upon the Independent Accounting Firm. Absent such fraud, such other party shall reimburse the party seeking enforcement for its expenses related to such enforcement.

(iv) Promptly after the calculation of the Closing Payment Amount becomes final and binding on the parties in accordance with either of subsections (i), (ii) or (iii) of this Section 1.5(c) (such amount, the “Settled Closing Payment Amount”), the parties shall proceed as set forth in this Section 1.5(c)(iv). In the event that the Closing Payment Amount set forth in the Capitalization and Closing Payment Amount Certificate is greater than the Settled Closing Payment Amount, Parent, as its sole and exclusive remedy, shall be entitled to recover from the Escrowed Funds, or by set-off (i.e., reduction) of any Contingent Payments otherwise due to the Participating Rights Holders, an amount equal to the sum of (i) such excess, and (ii) an amount equal to the Estimated Deemed Tax Benefit minus the Adjusted Deemed Tax Benefit (as recalculated upon the determination of the Settled Closing Payment Amount), with any such recovery being referenced hereinafter as a “Parent True-Up Recovery,” provided that Parent shall be entitled to make a set-off against any Contingent Payment pursuant to this Section 1.5(c)(iv) with respect to (a) the Closing Payment Amount only if the recoverable amount is in excess of $2,000,000, and then only in the amount of such excess, with the first $2,000,000 being recovered from any remaining Escrowed Funds not otherwise subject to a pending Indemnification Claim and (b) the Estimated Deemed Tax Benefit only if the recoverable amount is in excess of $2,000,000, and then only in the amount of such excess, with the first $2,000,000 being recovered from any remaining Escrowed Funds not otherwise subject to a pending Indemnification Claim. If the Settled Closing Payment Amount is greater than the Closing Payment Amount set forth in the Capitalization and Closing Payment Amount Certificate, Parent shall, within ten (10) days after the determination of the Settled Closing Payment Amount, cause the Paying Agent to make an additional payment to the Participating Rights Holders in accordance with and subject to the exchange provisions set forth in Section 2.2, pro rata based on the number of shares of Company Capital Stock that such Participating Rights Holder held at the Effective Time (assuming the exercise in full of all vested Company Options), in an amount equal to the sum of (x) such excess, and (y) an amount equal to the Adjusted Deemed Tax Benefit minus the Estimated Deemed Tax Benefit (such payment, a “Parent True-Up Payment”). In addition, to the extent the Settled Closing Payment Amount and Adjusted Deemed Tax Benefit is greater or less than the Closing Payment Amount or Estimated Deemed Tax Benefit, respectively, the Escrow Amount shall be reduced or increased in proportion to any such excess or deficit as follows: (i) upon delivery of any Parent True-Up Recovery to Parent (either through a distribution from the Escrowed Funds, or set off from a Contingent Payment) a portion of the remaining Escrow Funds equal to twelve and one-half percent (12.5%) of the amount of such Parent True-Up Recovery shall be distributed to the Participating Rights Holders from the Escrowed Funds; and (ii) a portion of any Parent True-Up Payment equal to twelve and one-half percent (12.5%) of such Parent True-Up Payment shall not be paid to the Participating Rights Holders but shall instead be deposited with the Escrow Agent as additional Escrowed Funds.

(v) Subject to Section 6.12(a) (cooperation with respect to tax matters), prior to the filing by the Surviving Corporation of the federal and state income Tax Returns for the Tax period beginning on January 1, 2011 that includes the Closing Date, Parent shall deliver a copy of each such Tax Return to the Stockholder Representative. In connection with the delivery of such Tax Return, Parent shall also deliver a calculation of the Deemed Compensation Deduction and the Deemed Tax Benefit determined by reference to such Tax Return. The Stockholder Representative shall have a period of thirty (30) days in which to provide written notice to Parent of any objections thereto in a manner consistent with the process set forth in paragraph (ii) above. Any dispute shall be resolved consistent with the process set forth in paragraphs (ii) and (iii) as though such dispute were a dispute related to the Parent Closing Payment Calculation. To the extent the Adjusted Deemed Tax Benefit exceeds the aggregate Deemed Tax Benefit as finally determined for all such Tax Returns shown in Parent’s calculation (following resolution of any dispute), Parent shall be entitled to recover from the Escrowed Funds, or as a set-off from any Contingent Payment otherwise due to the Participating Rights Holders, an amount equal to such excess, provided that Parent shall be entitled to make a set-off against any Contingent Payment pursuant to this Section 1.5(c)(v) with respect to Adjusted Deemed Tax Benefit only if the recoverable amount is in excess of $2,000,000, including any amounts recovered under Section 1.5(c)(iv)(b), and then only in the amount of such excess, with the first $2,000,000 being recovered from any remaining Escrowed Funds not otherwise subject to a pending Indemnification Claim. To the extent the aggregate Deemed Tax Benefit for all such Tax Returns shown in Parent’s calculation (following resolution of any dispute) exceeds the Adjusted Deemed Tax Benefit, Parent shall cause the Paying Agent to, within ten (10) days after final determination of the Deemed Tax Benefit, make an additional payment to the Participating Rights Holders in an amount equal to such excess, in accordance with and subject to the exchange provisions set forth in Section 2.2.

1.6 Additional Payments.

(a) Certain Definitions. For purposes of this Agreement, the term:

“Cellular Earn-Out Amount” means, with respect to an Earn-Out Payment Quarter, the amount, if any, equal to (x) the aggregate Cellular Earn-Out Revenue for such Earn-Out Payment Quarter, multiplied by (y) $0.50.

“Cellular Earn-Out Revenue” means the Net Sales of the Company’s and the Surviving Corporation’s IQxstream and IQxact Test Systems and any test systems derived from IQxstream or IQxact Test Systems and any services, software maintenance and the like provided in connection with such test systems (including, but not limited to, maintenance, implementation and support).

“Earn-Out Payment Quarter” means each of the fiscal quarters of Parent beginning with the fiscal quarter in which the Effective Time occurs, and ending with the fiscal quarter ending December 31, 2012, provided, that solely with respect to the determination of the Cellular Earn-Out Amount, the first Earn-Out Payment Quarter ending after the Effective Time shall be deemed to include the period from and including August 5, 2011 to such quarter end and as if the Company was the Surviving Corporation (i.e., as if such quarter began on August 5, 2011).

“Earn-Out Payment Year” means the Parent’s fiscal year ending December 31, 2012.

“Maximum Cellular Earn-Out Amount” means the amount of $20,000,000.

“Maximum Revenue Earn-Out Amount” means the amount of $50,000,000.

“Net Sales” means, with respect to any period, the net sales of the Surviving Corporation and the Company calculated in accordance with GAAP, consistently applied in connection with the preparation of the financial statements of the Surviving Corporation and the Company provided, that the amount of any Net Sales for purposes of any Earn-Out Payment Quarter or Earn-Out Payment Year shall be increased by an amount equal to the amount of any deferred revenue accretion that would have been included in such Net Sales, but for the application of purchase accounting in connection with the Merger and the other transactions contemplated hereby, and provided, further, that with respect to the first Earn-Out Quarter ending after the Effective Time, “Net Sales” shall also include the net sales that would have been recorded with respect to the Cellular Earn-Out Revenue during such Earn-Out Quarter in accordance with this definition of “Net Sales” had the Effective Time occurred on August 5, 2011.

“Revenue Earn-Out Amount” means, with respect to an Earn-Out Payment Quarter, the amount, if any, by which the aggregate Net Sales during the Earn-Out Payment Year (through the last day of such Earn-Out Payment Quarter), exceeds the sum of (x) $110,000,000, plus (y) the aggregate amount of all Revenue Earn-Out Amounts paid in respect of all previous Earn-Out Payment Quarters.

(b) Contingent Payments. As additional consideration for the Merger, but subject to the set-off rights of Parent and the Surviving Corporation pursuant to Sections 1.5(c) and 1.7(d) and Article 9 (indemnification) hereof (collectively, the “Set-off Rights”), after the Effective Time, Parent and the Surviving Corporation may be required to make certain contingent payments (collectively, the “Contingent Payments”) to the Participating Rights Holders in accordance with the provisions of this Section 1.6, Section 2.1 and Section 6.13, and subject to the limitations on such Contingent Payments set forth in this Section 1.6. The Contingent Payments shall include the Revenue Earn-Out Payments and the Cellular Earn-Out Payments, as applicable, but only to the extent that any of such payments become payable in accordance with this Section 1.6. In the event the Surviving Corporation does not have the resources to pay any Contingent Payments then due and payable, then Parent shall satisfy such payment obligations on behalf of the Surviving Corporation.

(c) Revenue Earn-Out Payments. Subject to the Set-off Rights, Parent and the Surviving Corporation shall make a Contingent Payment for each Earn-Out Payment Quarter beginning with the Earn-Out Payment Quarter ending April 1, 2012 and ending with the Earn-Out Payment Quarter ending December 31, 2012 (each, a “Revenue Earn-Out Payment” and collectively, the “Revenue Earn-Out Payments”), in accordance with Section 1.7, to the extent the Revenue Earn-Out Amount for such Earn-Out Payment Quarter is equal to an amount greater than zero (0). The consideration to be paid by Parent and the Surviving Corporation to the Participating Rights Holders at the time specified in Section 1.7 in connection with each such Revenue Earn-Out Payment shall be limited to that portion of the Revenue Earn-Out Payment for such Earn-Out Payment Quarter allocated to such Participating Rights Holders pursuant to Section 2.1.

(d) Cellular Earn-Out Payments. Subject to the Set-off Rights, Parent and the Surviving Corporation shall make a Contingent Payment for each Earn-Out Payment Quarter beginning with the first Earn-Out Payment Quarter ending after the Effective Time and ending with the Earn-Out Payment Quarter ending December 31, 2012 (each, a “Cellular Earn-Out Payment” and collectively, the “Cellular Earn-Out Payments”), in accordance with Section 1.7, to the extent the Cellular Earn-Out Amount for such Earn-Out Payment Quarter is equal to an amount greater than zero (0). The consideration to be paid by Parent and the Surviving Corporation to the Participating Rights Holders at the time specified in Section 1.7 in connection with each such Cellular Earn-Out Payment shall be limited to that portion of the Cellular Earn-Out Payment for such Earn-Out Payment Quarter allocated to such Participating Rights Holders pursuant to Section 2.1.

(e) Contingent Payments Not Certain. Without limiting the obligations of Parent pursuant to Section 6.13 (Operating Plan), each of Parent, the Company and the Stockholder Representative hereby acknowledges that the amount of Net Sales, if any, that the Surviving Corporation may generate during any Earn-Out Payment Quarter is uncertain and that the Surviving Corporation may not generate any Net Sales in such periods, and it is therefore not assured that Parent will be required to pay any Contingent Payments for any such period, or at all.

(f) Maximum Aggregate Contingent Payments. Subject to the Set-off Rights, neither Parent nor the Surviving Corporation shall be required to make (i) any Revenue Earn-Out Payments once Parent and the Surviving Corporation have made Revenue Earn-Out Payments based on Revenue Earn-Out Amounts that equal, in the aggregate, the Maximum Revenue Earn-Out Amount, or (ii) any Cellular Earn-Out Payments once Parent and the Surviving Corporation have made Cellular Earn-Out Payments based on Cellular Earn-Out Amounts that equal, in the aggregate, the Maximum Cellular Earn-Out Amount. To the extent that any provision of Section 1.6 would otherwise require Parent or the Surviving Corporation to make any Contingent Payment in respect of any Earn-Out Payment Quarter that would, if paid in full, result in Parent and the Surviving Corporation paying Contingent Payments based on Revenue Earn-Out Amounts or Cellular Earn-Out Amounts, as applicable (including the amount of any Accelerated Earn-Out Amount), that, in the aggregate, exceed the Maximum Revenue Earn-Out Amount or Maximum Cellular Earn-Out Amount, as applicable, Parent and the Surviving Corporation shall be entitled to reduce the applicable amount of such Contingent Payment such that the Maximum Revenue Earn-Out Amount or Maximum Cellular Earn-Out Amount, as applicable, is not exceeded. For purposes of the calculations for this Section 1.6(f), any amounts offset by Parent or the Surviving Corporation against any Contingent Payments made pursuant to Sections 1.5(c) and 1.7(b) and Article 9 (indemnification) shall be deemed to have been paid to the Participating Rights Holders.

1.7 Payment of Contingent Payments.

(a) Earn-Out Payment Certificates; Payments. As soon as reasonably practicable following the last day of each Earn-Out Payment Quarter, but in no event later than the public announcement of Parent’s results of operations for such Earn-Out Payment Quarter, Parent shall:

(i) deliver to the Stockholder Representative a certificate (each, an “Earn-Out Payment Certificate”), setting forth Parent’s determination of (A) the amount of aggregate Cellular Earn-Out Revenue for such Earn-Out Payment Quarter, and, if in respect of an Earn-Out Payment Quarter in the Earn-Out Payment Year, the amount of aggregate Net Sales, and (B) the Cellular Earn-Out Amount for such Earn-Out Payment Quarter, and, if in respect of an Earn-Out Payment Quarter in the Earn-Out Payment Year, the Revenue Earn-Out Amount for such Earn-Out Payment Quarter; and

(ii) cause the Paying Agent to deliver to each of the Participating Rights Holders, in accordance with and subject to the exchange provisions set forth in Section 2.2, that portion of the applicable Contingent Payments for such Earn-Out Payment Quarter as set forth in the Earn-Out Payment Certificate allocated to such Participating Rights Holder pursuant to Section 2.1.

(b) Stockholder Representative Objections. The Stockholder Representative shall have a period of thirty (30) days in which to provide written notice to Parent of any objections to the Earn-Out Payment Certificate and the amount of the Contingent Payments the Stockholder Representative believes to be payable to the Participating Rights Holders in addition to the Contingent Payment previously paid under Section 1.7(a)(ii) above consistent with the process set forth in Section 1.5(c). Any dispute with respect to the Earn-Out Payment Certificate shall be resolved in a manner consistent with process set forth in Section 1.5(c) as though it were a dispute relating to the Parent Closing Payment Calculation. During this period, Parent shall provide the Stockholder Representative with reasonable access to the Surviving Corporation’s books of account and records used to prepare the Earn-Out Payment Certificate and the management of the Surviving Corporation, for the purpose of verifying the amounts set forth therein.

(c) Payment of Contingent Payment. Upon the earliest of (x) the thirtieth (30th) day following delivery to the Stockholder Representative of the applicable Earn-Out Payment Certificate without the Stockholder Representative having delivered notice of any objections to such Certificate, (y) the tenth (10th) day following delivery by the Stockholder Representative of a written notice expressly accepting Parent’s Earn-Out Payment Certificate and the amounts set forth thereon, or (z) the final determination of any disputes in accordance with paragraph (b) above, Parent shall cause the Paying Agent to deliver to each of the Participating Rights Holders any remaining portion of the applicable Contingent Payments not previously paid under Section 1.7(a)(ii) above for such Earn-Out Payment Quarter as set forth in the Earn-Out Payment Certificate, or as such amounts are finally determined in accordance with paragraph (b) above, allocated to such Participating Rights Holder pursuant to Section 2.1, in each case in accordance with and subject to the exchange provisions set forth in Section 2.2.

(d) Right of Set-Off. Notwithstanding anything to the contrary in this Agreement and subject to the qualifications set forth in Article 9, the obligation of Parent to make any Contingent Payment shall be qualified in its entirety by the right of Parent and Surviving Corporation to reduce the amount of such Contingent Payment by the amount of any Indemnifiable Damages in respect of one or more Set-Off Eligible Claims to which any Parent Indemnified Party is entitled pursuant to Article 9 (indemnification) or as provided in Section 1.5(c), provided that any amount to be set-off in respect of a Fraud Claim may be set-off only to the extent permitted in Section 9.5, provided, further, that a Parent Indemnified Party shall be required to recover the first $4,000,000 of any Set-Off Eligible Claim from the Escrowed Fund not otherwise subject to a pending Indemnification Claim and thereafter any remaining amount subject to the Set-Off Eligible Claims may be recovered from the Contingent Payments or the Escrow Funds, as elected by Parent. Notwithstanding anything to the contrary in this Agreement or the Escrow Agreement, at least twenty (20) days prior to the date of payment of a Contingent Payment with respect to which a set-off is to be made in respect of a Set-Off Eligible Claim, Parent shall first notify the Stockholder Representative in writing of such intent, provided, however, Parent shall pay the Contingent Payments not subject to such set-off in accordance with Section 1.7(a). Following receipt of such written notice, the Stockholder Representative shall have a period of thirty (30) days in which to provide written notice to Parent of any objections thereto. If the Stockholder Representative does not give such written notice within such 30-day period, Parent shall be entitled to make such set-off against the Contingent Payment pursuant to this Section 1.7(d). If the Stockholder Representative gives such written notice of objection within such 30-day period, then the Stockholder Representative and Parent shall attempt in good faith to resolve any dispute concerning such amount to be set-off. If the Stockholder Representative and Parent do not resolve any dispute concerning such amount to be set-off within ten (10) days after the date of delivery of the written notice by the Stockholder Representative, the amount to be set-off (or any disputed portion thereof) shall be deposited with the Escrow Agent as “Additional Escrow Funds” pending final determination of such set-off amount consistent with the process set forth in Section 1.5(c), and Parent shall cause the Paying Agent to make the balance of such Contingent Payment to the Participating Rights Holders within ten (10) days thereof in accordance with and subject to the exchange provisions set forth in Section 2.2. In the event that the aggregate amount set-off from a Contingent Payment made to the Participating Rights Holders pursuant to this Section 1.7(d) is greater than the aggregate amount of Damages finally determined to be payable in respect of such indemnification claim in accordance with Article 9 (indemnification), Parent and the Surviving Corporation shall, or shall cause the Escrow Agent, within ten (10) days after such final determination of the amount of Damages finally determined to be payable in respect of such indemnification claim in accordance with Article 9 (indemnification), pay the amount of such excess, without interest, to the Participating Rights Holders in cash in accordance with this Section 1.7 in the respective amounts they would have been entitled to receive had such amount not been retained or set-off by Parent.

(e) Dissenting Shares. The provisions of this Section 1.7 also shall apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the payments to which such holder would otherwise have been entitled pursuant to Section 2.1 hereof had such shares of Company capital stock not been Dissenting Shares at the Effective Time.

1.8 Form of Consideration Payable by Parent.

(a) Parent Stock. Subject to the provisions of this Section 1.8(a) and Section 1.8(b) below, at the sole discretion of Parent, any portion or all of any Contingent Payment that may be payable to any Participating Rights Holder may be satisfied by (i) the issuance to such Participating Rights Holder of that number of shares of Parent Stock equal to the quotient obtained by dividing (x) the amount of the Contingent Payment payable to such Participating Rights Holder that Parent has elected to satisfy through the issuance of whole shares of Parent Stock, by (y) the Parent Average Stock Price on the date of payment, with any fraction of a share of Parent Stock being treated as provided in Section 1.8(c) below, (ii) payment of such amount in cash, or (iii) a combination of the forms of consideration referred to in the foregoing clauses (i) and (ii) and shall be paid, whether in cash or Parent Stock, within ten (10) days of final determination of the Contingent Payment.

(b) Conditions. The right of Parent to pay all or any portion of any Contingent Payment to any Participating Rights Holder through the delivery of shares of Parent Stock shall, upon the date such shares are issued to such Participating Rights Holder, be subject to the satisfaction of all of the following conditions:

(i) any and all such shares shall either be (A) saleable, subject to any restrictions that would be imposed as a result of such Participating Rights Holder being an “affiliate” pursuant to Rule 144 under the Securities Act, on the date of delivery, without requiring further registration under the Securities Act and without any further holding period being imposed by the Securities Act, or (B) the subject of a registration statement on Form S-3 (or any successor form), which shall be effective on the date of delivery of such shares, provided that Parent shall use best efforts to maintain the effectiveness of such registration statement for a period of at least 12 months following the date of the issuance of Parent Stock (or until such earlier date on which all of the shares of Parent Stock covered by such registration statement have been actually sold), provided, further, if such registration statement (or a successor registration statement on Form S-3 covering such shares of Parent Stock) is no longer effective for a period of time in excess of five (5) consecutive trading days during such 12-month period, then each Participating Rights Holder holding shares of Parent Stock issued pursuant to this Registration Statement shall be entitled, as such Participating Rights Holder’s sole and exclusive remedy in respect of such failure of such registration statement to be effective, to cause the Parent to repurchase some or all of such shares of Parent Stock (unless such shares are then freely saleable, subject to any restrictions that would be imposed as a result of such Participating Rights Holder being an “affiliate” pursuant to Rule 144 under the Securities Act, without requiring further registration under the Securities Act and without any further holding period being imposed by the Securities Act, or unless such repurchase is otherwise prohibited by Law), by written notice given to Parent (which written notice shall constitute an irrevocable offer to sell such shares to Parent at the price specified in this Section 1.8(b)(i)) on any such date when such registration statement is not effective, at a price equal to the closing price of a share of Parent Stock on the principal exchange on which the Parent Stock is then traded on the date on which such notice is received by Parent;

(ii) any and all such shares shall have been listed on each securities exchange on which similar securities, including as to class and series, issued by Parent are then listed, subject only to notice of issuance, and on the date of delivery there shall be no suspension of trade with respect to the tradeability of the Parent Stock issued to the Participating Rights Holders hereunder on such securities exchange; and

(iii) any and all such shares shall have been duly authorized and reserved for issuance, and upon issuance thereof in accordance with this Agreement, be validly issued, fully paid and nonassessable.

(c) No Fractional Shares. In the event that all or any portion of any Contingent Payment is paid by delivery of shares of Parent Stock, no certificates or scrip representing fractional shares of Parent Stock shall be issued, but an amount in cash equal to the aggregate Parent Average Stock price on the date of payment of all such fractional shares shall instead be deposited with the Stockholder Representative as additional Representative Reimbursement Amount.

(d) Legend. Any certificate issued to any Participating Rights Holders who are “affiliates” representing shares of Parent Stock that have not been registered under the Securities Act and are subject to Rule 144 of the Securities Act shall be imprinted with the following legend (or the substantial equivalent thereof):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER SAID ACT OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR OTHER SIMILAR RULE OR EXEMPTION AS THEN IN EFFECT.”

In the event that any certificate issued to any Participating Rights Holders representing shares of Parent Stock is imprinted with the foregoing legend (or a similar legend), Parent shall cause such legends to be removed in connection with any resale of such shares of Parent Stock that is made in compliance with, or pursuant to a valid exemption from, the registration provisions of the Securities Act.

In the event Parent Stock issued pursuant to this Agreement is registered pursuant to a registration statement on Form S-3, any Participating Rights Holders who is an executive officer of the Company shall not be prohibited from entering into a trading plan adopted in accordance with Rule 10b5-1 promulgated under the Exchange Act to cover the resale of Parent Stock issued to such Participating Rights Holder’s, provided, however, any such plan shall be subject to Parent’s current insider trading policy.

ARTICLE 2

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; PAYMENTS

2.1 Conversion of Securities.

(a) Company Capital Stock. Each share of the Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by Participating Rights Holders will be converted at the Effective Time into (i) the right to receive from Parent an amount equal to (A) the Per Share Closing Payment, plus (B) the Per Share Estimated Deemed Tax Benefit, plus (C) the Per Share Revenue Earn-Out Payment associated with each Revenue Earn-Out Payment, if such Revenue Earn-Out Payment is required to be made pursuant to Sections 1.6 and 1.7 hereof, plus (D) the Per Share Cellular Earn-Out Payment associated with each Cellular Earn-Out Payment, if such Cellular Earn-Out Payment is required to be made pursuant to Sections 1.6 and 1.7 hereof, (ii) the right to receive its respective allocation of those portions, if any, of the Escrowed Funds distributed to the Participating Rights Holders in accordance with the Escrow Agreement, and (iii) the right to receive portions of the Representative Reimbursement Amount distributed to the Participating Rights Holders, if any, in accordance with Section 2.5(f) below. All such shares of Company Capital Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.1(a) upon the surrender of such certificate in accordance with Section 2.2 and this Section 2.1. Notwithstanding the foregoing, (x) a portion of the Closing Payment and Estimated Deemed Tax Benefit otherwise attributable to the Company Capital Stock shall be deposited with the Escrow Agent pursuant to Sections 1.5(b) hereof and the terms of the Escrow Agreement, (y) a portion of the Closing Payment otherwise attributable to the Company Capital Stock shall be deposited with the Stockholder Representative pursuant to Section 1.5(b), and (z) any Contingent Payment otherwise attributable to the Company Capital Stock may be reduced pursuant to the rights of Parent and the Surviving Corporation under Sections 1.5(c) and 1.7(d) and Article 9 (indemnification).

(b) Contingent Equity Rights. Any options or other contingent rights (if any) to acquire Company Capital Stock as of the Effective Time shall be cancelled or terminated in connection with the Merger and, except as otherwise provided in paragraph (c) below, without payment of any consideration therefor.

(c) Disposition of Company Options and Stock Appreciation Rights.

(i) At the Effective Time, each Company Option that is outstanding, vested and immediately exercisable (i.e., exercisable without the occurrence of any other condition other than as set forth in paragraph (iv) below) on or prior to the Effective Time shall be automatically converted into (i) the right to receive, with respect to each share of Company Capital Stock for which such Company Option is then exercisable, (A) an amount in cash equal to the excess, if any, of the sum of (x) the Per Share Closing Payment, plus (y) the Per Share Estimated Deemed Tax Benefit, less (z) the exercise price per share of such Company Option, plus (B) the Per Share Revenue Earn-Out Payment associated with each Revenue Earn-Out Payment, if such Revenue Earn-Out Payment is required to be made pursuant to Sections 1.6 and 1.7 hereof, plus (C) the Per Share Cellular Earn-Out Payment associated with each Cellular Earn-Out Payment, if such Cellular Earn-Out Payment is required to be made pursuant to Sections 1.6 and 1.7 hereof, (ii) the right to receive its respective allocation of those portions, if any, of the Escrowed Funds distributed to the Participating Rights Holders in accordance with the Escrow Agreement, and (iii) the right to receive portions of the Representative Reimbursement Amount distributed to the Participating Rights Holders, if any, in accordance with Section 2.5(f) below (collectively, the “Option Consideration”), and it shall be deemed cancelled and extinguished as of the Effective Time. Payments of the Option Consideration may be remitted through the payroll system of the Surviving Corporation (or subsidiary employer), and shall be subject to all applicable withholding obligations under the Code or other applicable Tax Law. Notwithstanding the foregoing, (x) a portion of the Closing Payment otherwise attributable to the Company Options shall be deposited with the Escrow Agent pursuant to Sections 1.5(b) hereof and the terms of the Escrow Agreement, (y) a portion of the Closing Payment otherwise attributable to the Company Options shall be deposited with the Stockholder Representative pursuant to Section 1.5(b), and (z) any Contingent Payment otherwise attributable to the Company Options may be reduced pursuant to the rights of Parent and the Surviving Corporation under Sections 1.5(c) and 1.7(d). Payments of the Option Consideration shall be made at the same times that the corresponding payments of the Merger Consideration are made to the Company Stockholders, and in any event within five (5) years following the Closing Date, to the extent necessary to comply with Section 409A.

(ii) Except as provided in Section 2.1(c)(iv) and subject to Section 5.4(c), the terms of each outstanding unvested Company Option shall be adjusted as necessary to provide that, at the Effective Time, each such unvested Company Option outstanding immediately prior to the Effective Time shall be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option documents (including any applicable Company Option Plan and stock option agreement or other document evidencing such Company Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each such unvested Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Stock equal to the product of the number of unvested shares of Company Capital Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the ratio of (x) the sum of the Option Per Share Closing Payment plus the Per Share Estimated Deemed Tax Benefit, to (y) the Parent Average Stock Price on the third trading day prior to the Effective Time (such ratio, the “Option Ratio”), rounded down to the nearest whole number of shares of Parent Stock, and (ii) the per share exercise price for the shares of Parent Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Capital Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Ratio, rounded up to the nearest whole cent. Following the Effective Time, Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each assumed Company Option.

(iii) Subject to Section 5.4(c), the terms of each outstanding unvested Company SAR shall be adjusted as necessary to provide that, at the Effective Time, each such unvested Company SAR outstanding immediately prior to the Effective Time shall be assumed by Parent. Each Company SAR so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company SAR documents (including any applicable stock appreciation rights plan and stock appreciation rights agreement or other document evidencing such Company SAR) immediately prior to the Effective Time (including any vesting provisions), except that (i) each such unvested Company SAR will be exercisable for cash upon vesting with respect to that number of whole shares of Parent Stock equal to the product of the number of shares of Company Capital Stock that were subject to such Company SAR immediately prior to the Effective Time multiplied by the Option Ratio, rounded down to the nearest whole number of shares of Parent Stock, and (ii) the per share exercise price for each assumed Company SAR will be equal to the quotient determined by dividing the per share exercise price applicable to such Company SAR immediately prior to the Effective Time by the Option Ratio, rounded up to the nearest whole cent. Following the Effective Time, Parent shall succeed to the authority and responsibility of the Company’s Chief Executive Officer to concur to any actions taken under the LitePoint Technologies (Shanghai) Co., Ltd. Appreciation Rights Plan, as set forth in such plan.

(iv) The vesting and exercisability of each outstanding Company Option or Company RSA held by a non-employee director or former non-employee director, if any, of the Company or its Subsidiaries at the Effective Time, shall accelerate (if not then vested and exercisable) as of immediately prior to the Effective Time, and such Company Options or Company RSA shall be canceled at the Effective Time (with no consideration payable in connection with such cancellation except to the extent provided in Section 2.1(a) or 2.1(c)). In no event shall the Company Options or Company RSAs described in this Section 2.1(c)(iv) be assumed by Parent. Nothing herein shall be deemed to limit or otherwise change Parent’s obligations pursuant to Section 5.4.

(d) Treasury Stock. Each share of Company Capital Stock held in the treasury of the Company or held by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished at the Effective Time without any conversion thereof and no payment shall be made with respect thereto.

(e) Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued fully paid and nonassessable share of common stock of the Surviving Corporation.

2.2 Exchange of Certificates and Transmittal Materials for Closing Payment.

(a) Exchange Procedures.

(i) Parent shall engage Wells Fargo Bank, N.A. as paying agent (the “Paying Agent”) to effect the distribution of payments required to be made by Parent and the Surviving Corporation hereunder to the Participating Rights Holders. Parent or the Paying Agent, as applicable, will require those Participating Rights Holders entitled to receive at the Closing a portion of the Closing Payment and Estimated Deemed Tax Benefit in respect of their shares of Company Capital Stock or in respect of their Company Options to complete and return to the Paying Agent a letter of transmittal in substantially the form of Exhibit C-1 hereto and/or option cancellation agreement in substantially the form of Exhibit C-2 hereto (in the case of Participating Rights Holders who are not employees of the Company), and to Parent the option cancellation agreement in substantially the form of Exhibit C-3 hereto (in the case of Participating Rights Holders who are employees of the Company), and in each case which shall include a general release in substantially the form of Exhibit C-4 hereto (collectively, the “Transmittal Materials”). The Company shall distribute, or shall cause the Paying Agent to distribute, the applicable Transmittal Materials to eligible Participating Rights Holders. At or prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent cash in an amount (the “Payment Fund”) equal to (i) the Closing Payment Amount, plus (ii) the Estimated Deemed Tax Benefit, minus (iii) the Closing Escrow Amount, minus (iv) the Representative Reimbursement Amount. Such funds shall be invested as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to the Participating Rights Holders. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of the Participating Rights Holders. As promptly as practicable following the Effective Time, Parent shall instruct the Paying Agent to deliver to each Participating Rights Holder who has completed the Transmittal Materials and returned them to Parent at or prior to the Closing, together with the certificate or certificates representing outstanding shares of Company Capital Stock (the “Certificates”) or instruments representing outstanding Company Options (each, a “Derivative Instrument” and collectively, “Derivative Instruments”), a check or a wire transfer representing that portion of the Closing Payment and Estimated Deemed Tax Benefit to which such Participating Rights Holder is entitled. The delivery of such checks or wire transfers by Parent or the Paying Agent shall be deemed, for all purposes, to have satisfied in full the obligations of Parent to pay the Closing Payment and Estimated Deemed Tax Benefit to such Participating Rights Holders and Parent shall have no further obligation for such payments to such Participating Rights Holder, except as set forth in Sections 1.5(c)(iv) and (v). Parent shall not be required to pay any amount of the Closing Payment, the Estimated Deemed Tax Benefit or any Contingent Payment to any Participating Rights Holder until receipt from such Participating Rights Holder of properly completed and executed Transmittal Materials and the applicable Certificate or Derivative Instruments. Notwithstanding anything to the contrary in this Section 2.2(a), Parent shall make payment of any amounts due in respect to Company Options under this Agreement to individuals who are employees of the Company immediately prior to the Effective Time, or were employees of the Company or its Subsidiaries and for whose payments Parent or the Company may have withholding obligations, through the Surviving Corporation’s payroll system, and a portion of the Payment Fund payable to such individuals shall not be paid to the Paying Agent but shall instead be deposited with the Surviving Corporation immediately following the Effective Time.

(ii) As promptly as practicable, but in no event later than ten (10) days, after the Effective Time, Parent or the Paying Agent, as applicable, will send to each Participating Rights Holder who does not submit completed Transmittal Materials to Parent at or before the Closing, as permitted by Section 2.2(a)(i) above, the applicable Transmittal Materials for use in exchanging his, her or its Certificates or Derivative Instruments for the applicable portion of the Merger Consideration into which such shares of Company Capital Stock (other than any Dissenting Shares) or Company Options have been converted. Until surrendered as contemplated by this Section 2.2, each Certificate and Derivative Instrument shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable amounts of Merger Consideration payable pursuant to Section 2.1. Upon receipt of the completed applicable Transmittal Materials and the applicable Certificates and Derivative Instruments, Parent or the Paying Agent will deliver to the applicable Participating Rights Holder a check or a wire transfer representing that portion of the Closing Payment and Estimated Deemed Tax Benefit to which such Participating Rights Holder is entitled.

(iii) Parent shall be entitled to rely entirely on the information contained in the Capitalization and Closing Payment Amount Certificate and the Transmittal Materials delivered hereunder for purposes of satisfying Parent’s obligation to deliver the Merger Consideration hereunder.

(b) No Further Rights in Certificates or Derivative Instruments. From and after the Effective Time, holders of Company Capital Stock or Company Options outstanding immediately prior to the Effective Time will cease to be, and will have no rights as, stockholders or rightsholders of the Company or the Surviving Corporation, other than (i) in the case of Company Capital Stock (other than Dissenting Shares) and Company Options, the rights to receive the applicable portions of the Merger Consideration, including the Escrowed Funds or the Representative Reimbursement Amount at the times, if any, provided by this Agreement; (ii) in the case of Dissenting Shares, the rights afforded to the holders thereof under Delaware Law; and (iii) rights under this Agreement and the Escrow Agreement. For the avoidance of doubt, this Section 2.2(b) shall in no way limit the rights of holders of unvested Company Options immediately prior to the Effective Time as holders, from and after the Effective Time, of options to acquire shares of Parent Stock pursuant to Section 2.1(c)(ii).

(c) Termination of Payment Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any earnings received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to Participating Rights Holders and thereafter such Participating Rights Holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) with respect to the applicable Merger Consideration payable to them, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying

Agent shall be liable to any Securityholder for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d) Withholding Rights. Each of the Surviving Corporation, Parent, Paying Agent and Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Escrow Agreement to any holder of Company Capital Stock, Company Options or any other Person such amounts as each of the Surviving Corporation, Parent, Paying Agent and Escrow Agent is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. For the avoidance of doubt, to the extent any amounts are required to be so withheld from any of the consideration otherwise payable pursuant to the Escrow Agreement, such amounts required to be withheld shall be distributed to Parent (or an entity designated by Parent) to enable Parent (or any such designated entity) to comply with its withholding obligations (including without limitation, any obligations of the Company or the Surviving Corporation). Parent shall remit, in a timely manner, to the Taxation Authority any such amounts withheld pursuant to this Section 2.2(d).

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Company Stockholder thereof in form reasonably satisfactory to Parent, Parent shall instruct the Paying Agent to pay such Company Stockholder such Company Stockholder’s portion of the Closing Payment and Estimated Deemed Tax Benefit as provided in Section 2.1; provided, however, that Parent may, in its sole discretion and as a condition precedent to issuing such instruction to the Paying Agent, require the owner of such lost, stolen or destroyed Certificate(s) to deliver an agreement of indemnification in form reasonably satisfactory to Parent and a bond in such sum as Parent may reasonably direct, as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of such Certificates representing such shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by any applicable Laws.

2.4 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive any portion of the amounts to be paid pursuant to Section 2.1, but the holders thereof shall only be entitled to such rights as are granted by Delaware Law or California Law. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenters’ rights shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the later of the Effective Time or the occurrence of such event, the right to receive an appropriate portion of the amounts to be paid pursuant to Section 2.1, without any interest thereon, upon remittance of the Transmittal Materials and surrender, in the manner provided in Section 2.2, of the Certificate that formerly evidenced such shares.

(b) The Company shall give Parent (i) prompt notice of any demands under Delaware Law or California Law for fair value of shares of Company Common Stock or Company Preferred Stock received by the Company, any withdrawals of such demands, and any other instruments served pursuant to Delaware Law or California Law, if any, and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under Delaware Law or California Law, if any. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for the fair value of shares of Company Common Stock or Company Preferred Stock or settle or offer to settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

2.5 Stockholder Representative.

(a) Appointment of Stockholder Representative. Michael Goguen is hereby appointed, effective from and after the date of the Stockholder Approval, to act as the Stockholder Representative under this Agreement in accordance with the terms of this Section 2.5 and the Escrow Agreement.

(b) Successor Stockholder Representative. If the Stockholder Representative or any successor shall die, resign or become unable to act as the Stockholder Representative, a replacement (who shall be reasonably satisfactory to Parent) shall promptly be appointed by a writing signed by Participating Rights Holders who represent pro rata interests in the Escrowed Fund in excess of 66-2/3% of all of such interests. Parent and the Escrow Agent shall be notified promptly in writing of such appointment. Unless and until Parent and the Escrow Agent shall have received written notice of the appointment of a successor Stockholder Representative, Parent and the Escrow Agent shall be entitled to rely on, and shall be fully protected relying on, the power and authority of the Stockholder Representative to act on behalf of the Participating Rights Holders.

(c) Authority After the Effective Time. From and after the Effective Time, the Stockholder Representative shall be authorized, on behalf of the Participating Rights Holders, to:

(i) take all actions required or permitted by, and exercise all rights granted to, the Stockholder Representative in this Agreement or the Escrow Agreement;

(ii) receive all notices or other documents given or to be given to the Stockholder Representative by Parent pursuant to this Agreement or the Escrow Agreement;

(iii) receive and accept service of legal process in connection with any claim or other proceeding against the Participating Rights Holders or the Company arising under this Agreement or the Escrow Agreement;

(iv) negotiate, undertake, compromise, defend, resolve and settle any suit, proceeding or dispute under this Agreement or the Escrow Agreement on behalf of the Participating Rights Holders;

(v) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Stockholder Representative in connection with any of the transactions contemplated by this Agreement (including executing and delivering the Escrow Agreement);

(vi) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement or the Escrow Agreement;

(vii) apply the Representative Reimbursement Amount to the payment of (or reimbursement of the Stockholder Representative for) expenses and liabilities which the Stockholder Representative may incur pursuant to this Section 2.5;

(vii) take such other action as the Stockholder Representative may deem appropriate, including:

(A) agreeing to any modification or amendment of this Agreement or the Escrow Agreement and executing and delivering an agreement of such modification or amendment;

(B) taking any actions required or permitted under the Escrow Agreement; and

(C) all such other matters as the Stockholder Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement and the Escrow Agreement.

(d) Reimbursement of Expenses. The Stockholder Representative shall be entitled to receive reimbursement from any Representative Reimbursement Amounts retained on behalf of the Stockholder Representative, for any and all expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Stockholder Representative in the performance or discharge of his rights and obligations under this Agreement and the Escrow Agreement (the “SR Expenses”). The Representative Reimbursement Amount shall only be used for the payment of the SR Expenses or as otherwise required by this Agreement or the Escrow Agreement.

(e) Release from Liability; Indemnification; Authority of Stockholder Representative. By virtue of the adoption of this Agreement and the approval of the merger by the Company Stockholders, each Participating Rights Holder shall be deemed to and does hereby release the Stockholder Representative from, and each Participating Rights Holder, by virtue of such adoption and approval, shall further be deemed to agree to indemnify the Stockholder Representative against, liability for any action taken or not taken by him in his capacity as such agent, except for the liability of the Stockholder Representative to a Participating Rights Holder for loss which such holder may suffer from the gross negligence of the Stockholder

Representative in carrying out his duties hereunder. By virtue of the adoption of this Agreement and the approval of the Merger by the Company Stockholders, each Participating Rights Holder (regardless of whether or not such Participating Rights Holder votes in favor of the adoption of the Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) shall be deemed to appoint, as of the Agreement Date, the Stockholder Representative as his true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement, to exercise all or any of the powers, authority and discretion conferred on him, her or it under any such agreement, to give and receive notices on their behalf and to be his, her or its exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which Parent or the Surviving Corporation may be entitled to indemnification and, by virtue of its approval of the Agreement, the Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. All actions, decisions and instructions of the Stockholder Representative shall be conclusive and binding upon all of the Participating Rights Holders.

(f) Distribution of Representative Reimbursement Amount. Any of the Representative Reimbursement Amount deposited with the Stockholder Representative at the Closing that has not been consumed by the Stockholder Representative pursuant to the terms of this Agreement or the Escrow Agreement on or prior to the end of the period in which Parent, the Surviving Corporation and their Affiliates may make claims for indemnification pursuant to Section 9.5 or, if later, the date on which all indemnification claims of Parent, the Surviving Corporation or any of their Affiliates outstanding at the end of such period have been discharged in full, shall be distributed by the Stockholder Representative to the Participating Rights Holders on a proportionate basis based on the respective portions of the Closing Payment Amount such Participating Rights Holders would otherwise be entitled to receive hereunder, absent deposit of the Representative Reimbursement Amount with the Stockholder Representative in accordance with Section 1.5(b).

2.6 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges and powers of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and Merger Sub or otherwise to take, and shall take, all such action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent as follows as of each of (a) the Agreement Date, and (b) the Closing Date, except as specifically contemplated by this Agreement; provided that such representations and warranties shall be deemed to be qualified for purposes of this Agreement by the attached Disclosure Schedule of the Company (as amended, the “Company Disclosure Schedule”). Notwithstanding any other provision of this Agreement or such Company Disclosure Schedule, each exception set forth in the Company Disclosure

Schedule will be deemed to qualify only each representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Company Disclosure Schedule as being qualified by such exception, or where the relevance of such exception as an exception to (or a disclosure for purposes of) another representation and warranty set forth in this Agreement would be readily apparent on it face to an individual who has read such exception and such other representation and warranty. The Company may amend subsections (k) and (l) of Section 3.11 of the Company Disclosure Schedule after the date hereof and prior to the Closing to reflect any claims made by any third parties during the period between the Agreement Date and the Closing Date by providing such updates to Parent in a writing signed by the Company’s Chief Executive Officer or Chief Financial Officer. In addition, for purposes of determining accuracy as of the Closing Date of the representations and warranties of the Company under Section 3.3 (capitalization) hereof only, the Company Disclosure Schedule shall be deemed to have been updated by the information set forth in the Capitalization and Closing Payment Amount Certificate.

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on the Company Business. The Company has not been dissolved and is not in the process of being dissolved by any corporate resolutions or other action by its directors (or members of similar governing bodies) or equity holders, any Governmental Authority, or by the occurrence of any event or otherwise. Section 3.1 of the Company Disclosure Schedule sets forth each jurisdiction where the Company is qualified, licensed or admitted to do business and separately lists each other state, province or country in which the Company owns, uses, licenses or leases its assets or properties, conducts business, has employees or engages independent contractors. The Company is duly qualified or licensed to transact business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or admission necessary, except where failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.2 Subsidiaries. Except as set forth in Section 3.2 of the Company Disclosure Schedule, the Company does not have any Subsidiaries and does not presently own or control, directly or indirectly, any interest in any other corporation, association, partnership, limited liability company or other business entity. Neither the Company nor any of its Subsidiaries is a participant in any joint venture or similar arrangement. The Company has not, at any time, been a general partner of, or has been responsible or liable for any of the debts or other obligations of, any other Person.

3.3 Capitalization; Voting and Other Rights.

(a) The authorized capital stock of the Company consists of:

(i) Common Stock. 38,000,000 shares of Company Common Stock, $0.01 par value per share, 15,261,146 shares of which are issued and outstanding; and

(ii) Preferred Stock. 12,000,000 shares of the Company preferred stock, $0.001 par value per share (the “Company Preferred Stock”), of which 10,775,252 shares have been designated Series A Preferred Stock (the “Series A Preferred Stock”), all of which are issued and outstanding. The respective rights, restrictions, privileges and preferences of the Company Preferred Stock are as stated in the Company Charter.

(b) Except as set forth in Section 3.3(b)(i) of the Company Disclosure Schedule, there are no outstanding options, warrants, instruments, rights (including conversion or preemptive rights, rights of first refusal, registration rights (including piggyback rights) or rights of first offer), proxy or stockholder agreements, or other agreements or instruments of any kind, including convertible debt instruments, for the purchase or acquisition from the Company of any of its Securities. Except as set forth in Section 3.3(b)(ii) of the Company Disclosure Schedule, the Company is not a party or subject to any agreement or understanding and, to the Knowledge of the Company, there is no agreement or understanding between any other Persons, (i) that affects or relates to the voting or giving of written consents with respect to any Security or by a director of the Company other than as contemplated by this Agreement, (ii) with respect to the issuance, sale or transfer of Securities, (iii) relating to the registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Securities, or (iv) requiring the Company to repurchase, redeem or otherwise acquire any Securities.

(c) All of the issued and outstanding shares of the Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with all applicable state and federal Laws concerning the issuance of securities. All Company Options were issued in compliance with all applicable Laws concerning the issuance of securities and made in accordance with the terms of the Company Option Plan and in compliance with all applicable Law. Each grant of Company Options was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly authorized committee or subcommittee thereof) and any required stockholder approval by the necessary number of votes or written consents. Each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies. All of the shares of Company Common Stock that may be issued upon conversion of the Company Preferred Stock or pursuant to the exercise of outstanding Company Options will, when issued in accordance with the respective terms thereof, be duly authorized, validly issued, fully paid and nonassessable.

(d) Each series of Company Preferred Stock is presently convertible into Company Common Stock on a one-for-one basis, and the consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of Company Preferred Stock.

(e) Section 3.3(e) of the Company Disclosure Schedule sets forth the name of record of each Securityholder and the Securities owned beneficially and of record by each Securityholder, and, in the case of options to acquire capital stock of the Company, (i) the per-share exercise price payable therefor, (ii) the number of shares of the Company Capital Stock for which each option is vested or exercisable for as of September 15, 2011, (iii) whether the holder of such option is an employee of the Company, (iv) whether the vesting of such option shall be accelerated by a change of control of the Company, including as a result of the Merger,

(v) whether or not any such options are intended to be “incentive stock options” as such term is defined in the Code, and (vi) the date of grant of such options. To the Knowledge of the Company, each Securityholder of record owns all beneficial interest in such Securities.

(f) Each Company SAR is unvested and not exercisable.

3.4 Authorization; Binding Obligations; Governmental Consents.

(a) The Company has all corporate power and authority to execute and deliver this Agreement and the Related Agreements to the extent it is a party, to perform all obligations of the Company hereunder and to consummate the transactions contemplated hereby and thereby, subject, in the case of the Merger, to obtaining the Stockholder Approval. The Company Board has unanimously determined that the Merger is in the best interests of the Company and the Company Stockholders, has approved, in accordance with Section 251 of Delaware Law, this Agreement and declared its advisability, and has unanimously recommended that the Company Stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Merger, and such approval has not been amended, rescinded or modified. This Agreement and the Related Agreements, to the extent it is a party, will be valid and legally binding obligation of the Company, enforceable in accordance with its respective terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights, and (ii) general principles of equity that restrict the availability of equitable remedies.

(b) No consent, approval, permit, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority on the part of the Company is required in connection with the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, except (i) the filing of the Merger Certificate with the Delaware Secretary of State; (ii) such consents, approvals, orders authorizations, registrations declarations and filings as may be required under applicable state and federal securities Laws and the securities Laws of any foreign country the failure of which to be obtained or made, individually or in the aggregate, have not had and are not reasonably likely to result in a Company Material Adverse Effect, or adversely affect the ability of the Company to consummate the Merger and the other transactions contemplated hereby; and (iii) such filings as may be required under any Competition Laws. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

3.5 Financial Statements.

(a) The Company has made available to Parent, and included in Section 3.5(a) of the Company Disclosure Schedule, the Financial Statements. The Financial Statements present fairly in all material respects, and the Closing Financials as uploaded to the dataroom shall present fairly in all material respects, the financial position of the Company and its Subsidiaries on a consolidated basis, and the result of their operations and cash flows in accordance with GAAP, as of the dates and during the periods indicated therein, subject, in the case of interim financial statements, to normal year-end adjustments which are neither individually nor in the aggregate material in amount, and that footnotes are only included to the extent they would be required or customary for the presentation of such financial statements on a Quarterly Report on Form 10-Q. The Financial Statements were prepared, and the Closing Financials as uploaded to the dataroom shall be prepared from the books of account and other financial records of the Company.

(b) The relevant auditors have issued unqualified audit reports in respect of each of the Financial Statements which are audited, and such auditors shall have issued, on or prior to the Closing Date, unqualified audit reports in respect of each of the Closing Financials which are audited. There are no other formal reports of the auditors to the Company covering the periods reflected in the Financial Statements or the Closing Financials, other than those listed in Section 3.5(b) of the Company Disclosure Schedule. The Company has not withheld, and shall not withhold, any information from the auditors, which, if disclosed would have caused the auditors to qualify their audit report or to refuse to issue their report with respect to any of the audited Financial Statements or the Closing Financials. No auditor to the Company has ever declined or indicated its inability to issue an opinion with respect to any financial statements of the Company.

(c) The Company maintains adequate internal accounting controls that are reasonably designed to ensure that: (i) transactions are executed with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and Closing Financials in accordance with GAAP and to maintain accountability for the assets of the Company; (iii) access to the assets of the Company is permitted only in accordance with management’s general or specific authorization; and (iv) accounts, notes, inventories and receivables are recorded accurately in all material respects and appropriate action is taken with respect to any differences. To the Company’s Knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements or the Closing Financials. None of the Company nor any director or officer, nor, to the Knowledge of the Company, any employee, accountant or auditor of the Company, has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices and procedures of the Company or its respective internal accounting controls.

(d) Except as disclosed in Section 3.5(d) of the Company Disclosure Schedule and except for Indebtedness reflected in the Financial Statements or the Closing Financials as uploaded to the dataroom, neither the Company nor any of its Subsidiaries has any Indebtedness outstanding at the Agreement Date, and except as set forth in the Capitalization and Closing Payment Amount Certificate, neither the Company nor any of its Subsidiaries shall have any Indebtedness outstanding at the Effective Time. The Company and its Subsidiaries are not in default with respect to any outstanding Indebtedness or any instrument relating thereto, nor is there any event which, with the passage of time or giving of notice, or both, would result in a material default, and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any Securities by the Company or the operation of the Company Business. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Company or any of its Subsidiaries have been furnished to Parent.

3.6 Liabilities. As of the Agreement Date, the Company and its Subsidiaries have no material liabilities not disclosed in the Financial Statements and the Company knows of no material contingent liabilities not disclosed in the Financial Statements as of the date of the Financial Statements, except current liabilities incurred in the ordinary course of business consistent with past practice subsequent to June 30, 2011 (the “Balance Sheet Date”) that, are not for tort or breach of contract. As of the Closing Date, the Company and its Subsidiaries shall not have any material liabilities not disclosed in the Closing Financials as of the date of the Closing Financials, except current liabilities incurred in the ordinary course of business consistent with past practice subsequent to the date of the most recent balance sheet included in the Closing Financials that are not for tort or breach of contract.

3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedule sets forth each of the following to which the Company is party to or by which it is bound (each, a “Material Contract”):

(i) any lease of personal property providing for annual rentals of $120,000 or more, or any lease of real property;

(ii) any Contract pursuant to which any Intellectual Property or Technology that is currently being used by the Company is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company (other than Contracts for Standard Software);

(iii) any Contract pursuant to which any Intellectual Property or Technology is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by the Company, or pursuant to which the Company has agreed not to enforce any Intellectual Property against any third party, except for non-disclosure Contracts entered into in the ordinary course of business consistent with past practice pursuant to the Company’s standard form provided to Parent prior to the date of this Agreement or non-disclosure Contracts substantially similar to such Contracts;

(iv) any Contract imposing any restriction on the Company’s right or ability, or, after the Effective Time, the right or ability of Parent or the Surviving Corporation or any of their respective Affiliates (A) to compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent or the Surviving Corporation or any of their respective Affiliates after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the Company Products or any related Technology or Intellectual Property), (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any Technology in connection with the Company Business;

(v) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company of $250,000 or more or (B) aggregate payments by the Company of $250,000 or more;

(vi) any distributor, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer’s representative Contract providing for aggregate payments of $100,000 or more on an annual basis;

(vii) any Contract under which the Company provides services to a third party, including any consulting, development, integration, or support services Contract providing for aggregate payments of $100,000 or more on an annual basis;

(viii) any Contract providing for “most favored nation” terms, including such terms for pricing;

(ix) any partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities or any other similar Contract, other than commission and bonus arrangements with employees in the ordinary course of business and consistent with past practice, and pure intercompany contracts;

(x) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into after January 1, 2009 or pursuant to which the Company has any current or future rights or obligations;

(xi) any Contract relating to Indebtedness or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(xii) any Contract relating to the acquisition, issuance or transfer of any securities (other than Company Options outstanding as of the date of this Agreement);

(xiii) any Contract relating to any interest rate, currency or commodity derivatives or hedging transaction;

(xiv) any Contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed liabilities or obligations of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business);

(xv) any Contract relating to the creation of any Lien with respect to any asset of the Company;

(xvi) any Contract which contains any provisions requiring the Company to indemnify any other party (excluding indemnities contained in agreements for the purchase or license of Company Products in the ordinary course of business consistent with past practice);

(xvii) any Contract with any Related Person;

(xviii) any employment, severance, retention, bonus or other agreement with any current or former employee, officer, director, advisor or consultant of the Company pursuant to which the Company has any current or future rights or obligations;

(xix) any Contract with any Governmental Authority; and

(xx) any other Contract not made in the ordinary course of business that is material to the Company and that is not otherwise set forth in this Section 3.7(a).

(b) The Company has made available in the dataroom to Parent accurate and complete copies of all written Material Contracts identified in Section 3.7(a) of the Company Disclosure Schedule, including all amendments thereto. The Company is not party to a Material Contract that is not in written form.

(c) Each Material Contract is a valid and binding agreement of the Company and each party thereto, and is in full force and effect, and the Company is not, and to the Knowledge of the Company, no other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract.

(d) Since January 1, 2010, the Company has not received any written notice or, to the Knowledge of the Company, any other communication regarding any material violation or breach of, or default under, any Material Contract.

(e) Except as set forth on Section 3.7(e) of the Company Disclosure Schedule, no Person is renegotiating, or has a right (or has asserted a right) pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract. No Person has delivered notice to the Company, and the Company otherwise has no reason to believe, that such Person intends to terminate a Material Contract to which such Person is a party.

3.8 Related Person Transactions. No employee, officer or director of the Company or any of its Subsidiaries, as the case may be, or member of his or her immediate family (each, a “Related Person”) is indebted to the Company or any of its Subsidiaries for an amount in excess of $10,000, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them other than (a) for payment of salary or fees (in the case of consultants) for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Company Board or the board of directors of any of the Company’s Subsidiaries, as the case may be) and (d) the stock appreciation rights granted to employees located in China. Except as set forth on Section 3.8 of the Company Disclosure Schedule, no Related Person or, to the Company’s Knowledge, any Participating Rights Holder, has or has had any direct or indirect interest in any material asset used in or otherwise relating to the Company Business (other than as a result of its ownership of Securities). To the Knowledge of the Company, none of such Related Persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation that competes with the Company or any of its Subsidiaries, except that Related Persons may own stock in publicly-traded companies that may compete with the Company or any of its Subsidiaries that do not represent more than 2% of the outstanding equity thereof. No member of the immediate family of any officer or director of the Company is directly or indirectly interested in any material contract with the Company. No member of the immediate family of any officer or director of any Subsidiary of the Company is directly or indirectly interested in any material contract with such Subsidiary. Except as may be disclosed in the Financial Statements, neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any Indebtedness of any other Related Person.

3.9 Changes. Except as reflected in the Financial Statements or as set forth on Section 3.9 of the Company Disclosure Schedule, since June 30, 2011 and as of the Agreement Date, there has not been:

(a) Any change in the assets, liabilities, financial condition or operations of the Company or any of its Subsidiaries from that reflected in the Financial Statements, other than changes in the ordinary course of business consistent with past practice, none of which individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect;

(b) Any resignation or termination of any executive officer of the Company and to the Knowledge of the Company, there is no impending resignation or termination of employment of any executive officer of the Company;

(c) Any material change, except in the ordinary course of business consistent with past practice, in the contingent obligations of the Company or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d) Any material damage, destruction or loss to the Company Business, whether or not covered by insurance;

(e) Any waiver by the Company or any of its Subsidiaries of a right or of a debt owed to it in excess of $25,000;

(f) any settlement, or offer or proposal to settle, (i) any material Action or claim involving or against the Company, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any Action that relates to the transactions contemplated hereby;

(g) Any (i) grant or increase of any severance or termination right to (or amendment of any existing arrangement with) any current director, officer, advisor, consultant or employee of the Company, (ii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director, officer, advisor, consultant or employee of the Company, (iv) the establishment, adoption or amendment (except as required by applicable Law) in any material respect of any collective bargaining, bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, advisor, consultant or employee of the Company, or (v) any increase in compensation, bonus, commission or other benefits payable to any director, officer, advisor, consultant or employee of the Company;

(h) Any declaration or payment of any dividend or other distribution of the assets of the Company or any of its Subsidiaries;

(i) Any Indebtedness, obligation or liability incurred, assumed or guaranteed by the Company or any of its Subsidiaries, except those for amounts incurred in the ordinary course of business consistent with past practice;

(j) Any sale, assignment, transfer, encumbrance or license of any Intellectual Property rights or other intangible assets owned, used or licensed by the Company or any of its Subsidiaries in connection with any Company Product or the operation of the Company Business, except the grant of non-exclusive use licenses to customers of the Company in the ordinary course of business consistent with past practices;

(k) Any claim or, to the Company’s Knowledge, threat of infringement by or against the Company of Intellectual Property rights of the Company or a third party;

(l) Any (i) entering into of any Contract that limits or otherwise restricts in any material respect the Company or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect the Company, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) the entering into, amendment or modification in any material respect or termination of any Material Contract or waiver, release or assignment of any material rights, claims or benefits of the Company;

(m) Any change in or any revocation by the Company of any Tax election; settlement or compromise of any material claim, notice, audit report or assessment in respect of Taxes; change in any annual Tax accounting period; adoption or change in any material method of Tax accounting; filing of any Tax Return; entrance into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any tax; surrender of any right to claim a material Tax refund; consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or application or negotiation for or receipt of a Tax ruling or arrangement by the Company or any of its Subsidiaries;

(n) Any sale, exchange or other disposition of any of its assets or rights, other than the sale or disposition of Company Products in the ordinary course of business, in an amount in excess of $200,000;

(o) Any amendment to any Organizational Documents;

(p) any splitting, combination or reclassification of any shares of Company Capital Stock or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Securities, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Securities;

(q) (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Securities, other than the issuance of any shares of Company Capital Stock upon the exercise of Company Options that are outstanding on the date of this Agreement in accordance with the terms of those options or warrants on the date of this Agreement or (ii) amendment of any term of any Security (in each case, whether by merger, consolidation or otherwise);

(r) Any other event or condition of any character that, either individually or cumulatively, has had or could reasonably be expected to have a Company Material Adverse Effect; or

(s) Any agreement by the Company or its Subsidiaries, or any employees thereof, to do any of the things described in the preceding clauses (a) through (r).

3.10 Properties.

(a) Real Property. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. The Company has a valid leasehold interest in each parcel of Real Property listed on Section 3.10(a) of the Company Disclosure Schedule (the “Leased Real Property”), free and clear of all encumbrances or other covenants, conditions or restrictions. The Company has made available to the Parent complete and accurate copies of each of the leases, subleases, assignment of leases, any guaranty given or leasing commissions payable by the Company in connection with the Leased Real Property and each amendment to any of the foregoing and all ancillary documents pertaining thereto (collectively, “Leases”), and none of the Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies made available to the Parent. The Leases are legal, valid, binding, enforceable and in full force and effect and the Company holds an existing leasehold interest for the term set forth in each corresponding Lease. Except as provided in Section 3.10(a) of the Company Disclosure Schedule, each Lease will continue to be valid, existing and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby. With respect to each Lease, neither the Company, nor, to the Company’s Knowledge, any other party to such Lease is in material breach of or default under such Lease (as applicable), and no event has occurred which with notice or lapse of time would constitute a material breach or default by the Company, or, to the Company’s Knowledge, any other party to such Lease, or permit termination, modification or acceleration by any other party under such Lease. None of the Leases have, in turn, been leased, subleased or otherwise assigned to a third party. None of the Leased Real Property is vacant or unoccupied. Neither the Company nor its Subsidiaries have received any written notice of the intention of any party to terminate any Lease and, to the Company’s Knowledge, there is no reason to believe that any such notice of termination may be forthcoming. With respect to each Lease relating to the Leased Real Property, neither the Company nor its Subsidiaries has exercised or given any notice of exercise, and no lessor or lessee has exercised or received any notice of exercise by a lessor or lessee of, any option, right of first offer or right of first refusal contained in any such Lease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation. Except for those Leases set forth on Section 3.10(a) of the Company Disclosure Schedule, no consent or approval of any landlord under any of the Leases is required in connection with the consummation of the transactions contemplated by this Agreement and, except as set forth on Section 3.10(a) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement shall not result in any such landlord acquiring the right to amend, modify or terminate any of such Leases. There are no claims, demands, notices, suits or judgments for which the Company or its Subsidiaries is responsible relating to fire, zoning, building or health code violations of the Leased Real Property, which have not been heretofore corrected. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule hereto, the Company has no obligations under the Leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee.

(i) The Real Property listed in Section 3.10(a) of the Company Disclosure Schedule constitutes all interests in real property currently used, occupied or currently held for use by the Company in connection with the Company Business and which are reasonably necessary for the continued operation of the Company Business as it is currently operated. To the Company’s Knowledge, except as set forth in Section 3.10(a)(i) of the Company Disclosure Schedule, (x) all of the Leased Real Property, and material fixtures and improvements thereon owned by the Company or its Subsidiaries are in good operating condition without material structural defects, and (y) all mechanical and other systems located thereon and owned by the Company or its Subsidiaries (including, without limitation, roofs, electrical, plumbing, drainage, septic, sewage and HVAC) are (A) in good operating condition, and no condition presently exists requiring imminent material repairs, alterations or corrections, and (B) suitable, sufficient and appropriate in all material respects for their current uses.

(ii) To the Knowledge of the Company, the use of the Leased Real Property for the various purposes for which it is currently being used is permitted as of right under all applicable Laws, and all certificates of occupancy, special use permits and other forms of zoning relief necessary for the current use and operation of the Leased Real Property have been issued. None of such certificates of occupancy is a temporary certificate of occupancy, is limited by the ownership of the Company Business or the assets of the Company Business, or has any condition on the current use thereof by the Company Business, each of the same is in full force and effect, and the Company has not received any notice of any violation thereunder.

(iii) To the Knowledge of the Company, all Leased Real Property complies in all respects with the Americans with Disabilities Act of 1990, as amended, all local and state Laws of a similar scope and subject, and all fire safety and physical plant requirements of the Life Safety Code of the National Fire Protection Association – 1985 edition, that are applicable to the operation of the Company Business, or, if any waivers of any violations thereof have been received the same have been disclosed to Parent.

(iv) There is no (A) pending or, to the Company’s Knowledge, contemplated eminent domain, condemnation or similar proceeding or conveyance in lieu thereof affecting all or any portion of the Leased Real Property, or (B) to the Company’s Knowledge, proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the Leased Real Property.

(b) Personal Property. Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, the Company and its Subsidiaries each owns all of its personal property, including, without limitation, all such personal property reflected in the most recent balance sheet included in the Financial Statements except for personal property sold or otherwise disposed of in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements, free and clear of all Liens.

(c) The tangible and intangible assets used by the Company in the operation of the Company Business (other than Company Intellectual Property and Company Licensed Intellectual Property, which are the subject of Section 3.11):

(i) belong to or may be lawfully used by the Company, free and clear of any Lien, other than (A) Liens for current Taxes and assessments not yet past due; (B) inchoate mechanics’ and materialmen’s Liens for construction in progress; (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business; and (D) Liens and other imperfections of title and encumbrances that do not materially reduce the value of the asset subject thereto or impair its use by the Company; and

(ii) are sufficient for the continuation of the Company Business after the Closing in substantially the same manner as it is currently conducted and as is planned to be conducted pursuant to the Operating Plan.

(d) The tangible assets owned or used by the Company are in good operating condition and repair taking into account normal wear and tear.

(e) There has been no termination of, or threat to terminate, the right of the Company to use or possess any of its assets, whether tangible or intangible, that are necessary for the continuation of the Company Business.

3.11 Intellectual Property.

(a) Company Products. Section 3.11(a) of the Company Disclosure Schedule accurately identifies and describes as of the date of this Agreement each product currently being marketed or sold by the Company, including any product currently under development and any versions previously developed or distributed by the Company and any associated software tools developed or distributed by the Company for use therewith (“Company Products”).

(b) Company Registered Intellectual Property. Section 3.11(b) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (i) each item of Company Registered Intellectual Property in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdiction in which such item of Company Registered Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of Company Registered Intellectual Property and the nature of such ownership interest and (iv) all unregistered trademarks used in connection with the Company’s products or services.

(c) Company Licensed Intellectual Property. Section 3.11(c) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (i) all Company Licensed Intellectual Property (other than Standard Software), (ii) the corresponding Contract or Contracts pursuant to which any Company Licensed Intellectual Property is licensed to the Company and (iii) whether the license or licenses granted to the Company is or are, as the case may be, exclusive or nonexclusive. No Person who has licensed Company Licensed Intellectual Property to the Company has ownership rights or license rights to derivative works or improvements made by or on behalf of the Company related to such Company Licensed Intellectual Property and the Company is under no obligation to grant any license with respect to such derivatives.

(d) Contracts Relating to the Licensing of Company Intellectual Property. Section 3.11(d) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement each Contract pursuant to which Company has agreed to grant or any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property. The Company is not bound by, and no Company Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, assert, enforce, or otherwise exploit any Company Intellectual Property anywhere in the world. The Company has not transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company Intellectual Property to any Person.

(e) Ownership. Except as set forth on Section 3.11(e) of the Company Disclosure Schedule, the Company exclusively owns all right, title, and interest to and in the Company Intellectual Property free and clear of any Liens. Each Person who is or was an employee, officer, director or contractor of the Company and who is or was involved in the creation or development of any Company Intellectual Property has signed an enforceable agreement containing an assignment to the Company of all Intellectual Property Rights in such Person’s contribution to the Company Intellectual Property. No current or former shareholder, officer, director, founder, or employee of the Company has any claim, right (whether or not currently exercisable), or ownership interest in any Company Intellectual Property. To the Knowledge of the Company, no employee of the Company is (a) bound by or otherwise subject to any Contract restricting that employee from performing their duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality due to their activities as an employee of the Company.

(f) Royalties and Other Payment Obligations. Section 3.11(f) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which the Company is obligated to pay royalties, fees, commissions and other amounts (other than sales commissions paid to employees or distributors according to the Company’s commissions plan) for the manufacture, sale, or distribution of any Company Product or the use of any Company Intellectual Property or Company Licensed Intellectual Property.

(g) Filings. To the Company’s Knowledge, all Company Intellectual Property is valid and enforceable. The Company has made all filings and payments and taken all other actions required to be made or taken to maintain the Company Registered Intellectual Property in full force and effect by the applicable deadline and otherwise in accordance with all applicable

Law. No interference, opposition, reissue, reexamination, or other proceeding is or since January 1, 2006 has been pending or threatened in writing in which the scope, validity, or enforceability of any Company Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged. Each item of Company Intellectual Property that is Company Registered Intellectual Property is in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to obtain, perfect or maintain such item of Company Registered Intellectual Property in full force and effect have been made by the applicable deadline. The Company, and to the Knowledge of the Company, each of the Company’s patent counsel, have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all patents included in the Company Intellectual Property. Section 3.11(g) of the Company Disclosure Schedule sets forth a detailed listing with respect to each item of Company Registered Intellectual Property of all actions, filings and payment obligations due to be made to any Governmental Authority within one hundred and eighty (180) days following the Effective Date.

(h) Trademarks and Trade Secrets. Except as set forth on Section 3.11(h) of the Company Disclosure Schedule, to the Company’s Knowledge, no trademark or trade name owned or applied for by the Company conflicts or interferes with any trademark or trade name owned or applied for by any other Person. To the Knowledge of the Company, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any material trademark (whether registered or unregistered) owned, used, or applied for by the Company. The Company taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that the Company holds, or purports to hold, as a trade secret.

(i) Third Party Infringement. To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company Intellectual Property. Section 3.11(i) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company Intellectual Property, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j) Effect of Transaction. Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company Intellectual Property; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Section 3.11(c) or Section 3.11(d) of the Company Disclosure Schedule; (iii) the release, disclosure, or delivery of any Company Intellectual Property by or to any escrow agent or other Person or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company Intellectual Property.

(k) Sufficiency. Except as set forth in Section 3.11(k) of the Company Disclosure Schedule, to the Company’s Knowledge, the Company Intellectual Property and the Company Licensed Intellectual Property constitute all Intellectual Property and Technology used in or necessary for the conduct of the Company Business as currently conducted, including the design, manufacture, license and sale of all Company Products currently offered for license or supported by the Company, provided that for purposes of this Section 3.11(k) Company Products does not include any products currently under development.

(l) Non-Infringement. To the Company’s Knowledge, neither the Company nor any Company Product has infringed, misappropriated, or otherwise violated any Intellectual Property Right of any other Person. No infringement, misappropriation, or similar claim or Action is pending or threatened in writing against the Company as to which the Company has been notified or, to the Knowledge of the Company, against any Person who may be entitled to be indemnified or reimbursed by the Company with respect to such claim or Action. The Company has not received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property of another Person, including any letter or other communication offering or suggesting Company take a license to any Intellectual Property of any other Person.

(m) Software. To the Company’s Knowledge, none of the Company Software (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software.

(n) Malicious Code. No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Company implements industry standard measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections, regular virus scans, and protection of access credentials and the like.

(o) Source Code. No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of the Company. The Company does not have any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an employee of the Company.

(p) Open Source. Except as set forth on Section 3.11(p) of the Company Disclosure Schedule, no Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Company Software or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for any portion of such Company Software, or (B) the granting to licensees of the right to make derivative works or other modifications to such Company Software or portions thereof or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use, distribute or charge for any Company Software.

(q) Funding. No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property.

(r) Standards Bodies. Except as set forth in Section 3.11(r) of the Company Disclosure Schedule, the Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company Intellectual Property.

(s) Product Warranties. The Company has provided Parent, or Section 3.11(s) of the Company Disclosure Schedule sets forth, a complete and accurate listing of all product warranty claims in excess of $5,000 per product received and logged by the Company regarding any Company Product since January 1, 2010, including a listing of the resolution of all such product warranty claims.

3.12 Information Technology. The Company has designed, operated and maintained the information technology systems used by the Company (“IT Systems”): (i) to keep its IT Systems are free from Malicious Code; (ii) with procedures and facilities to safeguard the security and the integrity of its IT Systems; and (iii) to comply with all software license obligations all at a level consistent with standard practices of companies of its size. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security with respect to the IT Systems.

3.13 Compliance with Other Instruments. Neither the Company nor any of its Subsidiaries is in violation or default of any term of its Certificate of Incorporation or bylaws or equivalent charter documents or, to the Knowledge of the Company, of any provision of any federal, state or foreign statute, rule or regulation applicable to the Company or any of its Subsidiaries. The execution, delivery and performance of this Agreement and the consummation of the Merger will not result in any violation or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, instrument, judgment, order, writ, decree or a material default under a Material Contract, or result in the creation of any material mortgage, pledge, lien, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries or the suspension, revocation, impairment, forfeiture or nonrenewal of any Permit, license, authorization or approval applicable to the Company Business.

3.14 Litigation. Except as set forth on Section 3.14 of the Company Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, has been or is threatened by or against the Company or its Subsidiaries or any of its officers or directors, nor is the Company aware that there is any valid basis for any of the foregoing. The foregoing includes, without limitation, Actions pending or, to the Knowledge of the Company, threatened (or any basis therefor to the Knowledge of the Company) involving the prior employment of any employees, consultants or independent contractors of the Company or any of its Subsidiaries, their use in connection with the Company Business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither the Company nor any of its Subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by the Company or any of its Subsidiaries currently pending or that the Company or any of its Subsidiaries intends to initiate.

3.15 Taxes.

(a) Filing of Tax Returns and Payment of Taxes. Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, the Company has duly and timely filed with the appropriate Taxation Authority all Tax Returns required to be filed by, or with respect to, such entity All such Tax Returns have been prepared in compliance with all applicable Laws and regulations, and all such Tax Returns are true, accurate and complete in all material respects. Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return. All Taxes due and owing by the Company (whether or not shown on any Tax Returns) have been timely paid. The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet of the Company and its Subsidiaries as of December 31, 2010 included in the Financial Statements and the Closing Financials (the “Balance Sheet”) (rather than in any notes thereto). Since the Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(b) Deficiencies. No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Tax Authority. There are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company. The Company (or any predecessor of the Company) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. There are no matters under discussion with any Taxation Authority, or to the Knowledge of the Company, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company. No issues relating to Taxes of the Company were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(c) Liens. There are no liens for Taxes upon any property or asset of the Company (other than for current Taxes not yet due and payable).

(d) Delivered Tax Returns. The Company has uploaded to the dataroom complete and accurate copies of all federal, state, local and foreign Tax Returns of the Company (and any predecessor of the Company) for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year (“Delivered Tax Returns”), and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company (or any predecessors of the Company) since December 31, 2010. No power of attorney with respect to any Taxes of the Company has been executed or filed with any Tax Authority. All elections with respect to Taxes affecting the Company that were not made in the Delivered Tax Returns are described in Section 3.15(d) of the Company Disclosure Schedule.

(e) Membership in Affiliated Groups, Liability for Taxes of Other Persons, Etc. The Company has never been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes other than any such group of which the Company is the common parent (a “Company Group”). The Company has no liability for the Taxes of any Person (other than Taxes of the Company or any Subsidiary included in any such Company Group) (i) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract or indemnity or (iv) otherwise.

(f) Tax Sharing Agreements. The Company is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or agreement.

(g) Withholding Taxes. The Company has timely withheld and timely paid all Taxes to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, supplier, shareholder or other Person. The Company has properly classified all individuals providing services to it as employees or non-employees for all relevant purposes.

(h) U.S. Real Property Holding Corporation and Certain Foreign Matters. The Company (i) is not and has not at any time been a United States real property holding corporation, within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (ii) has not been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law); (iii) has not been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law); (iv) has not been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; and (v) has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(i) Safe Harbor Lease Property. None of the property owned or used by the Company is subject to a Tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981.

(j) Tax-Exempt Use Property. None of the property owned by the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(k) Security for Tax-Exempt Obligations. None of the assets of the Company directly or indirectly secures any Indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code, and the Company is not directly or indirectly an obligor or a guarantor with respect to any such Indebtedness.

(l) Consents, Elections, etc. The Company (i) has not consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of assets of the Company; (ii) has neither agreed, nor is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; and (iv) has not made any of the foregoing elections, and is not required to apply any of the foregoing rules, under any comparable state or local Tax provision.

(m) Parachute Payments, Etc. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Sections 162(m) or 280G or that could be subject to Code Section 4999.

(n) Rulings. There are no outstanding rulings of, or requests for rulings by, any Taxation Authority addressed to the Company that are, or if issued would be, binding on the Company, nor to the Company’s Knowledge has any shareholder of the Company or anyone acting on its behalf requested or received a ruling from any Taxation Authority or signed a closing or other agreement with any Taxation Authority.

(o) Certain Transactions. None of the Company or any of its Affiliates or predecessors by merger or consolidation has been a party to any transaction intended to qualify under Section 355 of the Code. The Company has not acquired any assets from any other corporation in a transaction in which the adjusted Tax basis in the acquired assets was determined by reference (in whole or in part) to the adjusted Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(p) Section 83(b) Elections. To the Knowledge of the Company, all Persons who have purchased shares of the Company’s stock that at the time of such purchase were subject to a substantial risk of forfeiture under Section 83 of the Code have timely filed elections under Section 83(b) of the Code.

(q) Nonqualified Deferred Compensation Plans. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock determined on the date of grant of such Company Option (and as of each later modification thereof within the meaning of Section 409A of the Code (or any corresponding provision of state Law)). Each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (or any corresponding provision of state Law) is identified as such on Section 3.15(q) of the Company Disclosure Schedule. Since December 31, 2004 and through December 31, 2008, each plan, program, arrangement or agreement identified or required to be identified on Section 3.15(q) of the Company Disclosure Schedule has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code (or any corresponding provision of state Law) and its purpose with respect to amounts deferred (within the meaning of Section 409A of the Code (or any corresponding provision of state Law)) after December 31, 2004. By December 31, 2008, each plan, program, arrangement or agreement identified or required to be identified on Section 3.15(q) of the Company Disclosure Schedule has been amended to the extent necessary or appropriate to comply with Section 409A of the Code (or any corresponding provision of state Law) and the final regulations promulgated thereunder. From and after January 1, 2009, each plan, program, arrangement or agreement identified or required to be identified on Section 3.15(q) of the Company Disclosure Schedule has been operated and maintained in accordance with Section 409A of the Code (or any corresponding provision of state Law) and applicable guidance thereunder, including but not limited the final regulations promulgated thereunder.

(r) Reportable Transactions, Etc. The Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law. The Company has not participated, and does not plan to participate, in any Tax amnesty program.

(s) No Joint Ventures. The Company is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company or any of its Subsidiaries.

(t) Installment Sales. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Taxing Authority filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing, or any election under Section 108(i) of the Code.

(u) Interest. None of the outstanding indebtedness of the Company constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(l) or 279 of the Code or under any other provision of applicable Law.

(v) Surrogate Foreign Corporation. Neither the Company nor any Subsidiary (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in both the United States and in a foreign jurisdiction such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a).

(w) Transfer Pricing. All documentation required by relevant transfer pricing Laws has been timely prepared or obtained and, if necessary, retained.

(x) Miscellaneous International Items.

(i) As of the Closing Date, none of the non-U.S. Subsidiaries of the Company will hold assets which constitute U.S. property within the meaning of Section 956 of the Code.

(ii) The Company has not participated in nor is it participating in an international boycott within the meaning of Section 999 of the Code.

(iii) For the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date, none of the non-U.S. Subsidiaries has any item of income which could constitute subpart F income within the meaning of Section 952 of the Code.

(iv) None of the Company or its Subsidiaries is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code or (ii) the overall foreign loss provisions of Section 904(f) of the Code.

(y) Property Taxes. The Company does not own an interest in real property in any jurisdiction (x) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the transactions contemplated by this Agreement and (y) which treats the transfer of an interest (resulting from the transactions contemplated by this Agreement) in an entity that owns an interest in real property as a transfer of the interest in real property

(z) Tax Exemptions and Holidays, Etc. The Company is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement, approval or order of any Taxation Authority, and the consummation of the Merger will not have any adverse effect on the validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

For purposes of this Section 3.15 and unless duplicative, references to the Company shall be deemed to include the Company and all of its Subsidiaries.

3.16 Employees.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each employee of the Company or any of its Subsidiaries as of the date of this Agreement whose annual base salary as of the date of the Agreement is at least $100,000, including such employee’s name, title, principal location of employment, annual base salary, commission, and any other cash compensation or bonus opportunity. The services provided by each such employee are terminable at the will of Company or its Subsidiary employing such individual.

(b) Neither the Company nor any of its Subsidiaries has any collective bargaining agreements with any of its employees and no such agreements are being negotiated by the Company. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any employee of the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened.

(c) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries, nor any consultant with whom the Company or any of its Subsidiaries has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company or such Subsidiary because of the nature of the Company Business; and, to the Knowledge of the Company, the continued employment by the Company or any of its Subsidiaries of its present employees, and the performance of the contracts of the Company or any of its Subsidiaries with its independent contractors, will not result in any such violation. Neither the Company nor any of its Subsidiaries has received any notice alleging that any such violation has occurred.

(d) Except as set forth on Section 3.16(d) of the Company Disclosure Schedule, no employee of the Company or any of its Subsidiaries has been granted the right to continued employment by the Company or any of its Subsidiaries or to any material compensation following termination of employment with the Company (other than unpaid wages, salary, incentive compensation or benefits accrued prior to the date of such termination). The Company is not aware that any executive officer of the Company or any employee listed on Section 3.16(a) of the Company Disclosure Schedule presently intends to terminate their employment with the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have a present intention to terminate the employment of any executive officer of the Company or any employee listed on Section 3.16(a) of the Company Disclosure Schedule.

(e) Except as set forth on Section 3.16(e) of the Company Disclosure Schedule, at all times within the year prior to the Agreement Date, and to the Company’s Knowledge, within the period commencing four years prior to the Agreement Date and ending one year prior to the Agreement Date, (i) the Company and its Subsidiaries have been in compliance in all material respects with all applicable Laws (including, for the avoidance of doubt, applicable Laws of any foreign jurisdictions where employees are employed) respecting labor, employment, fair employment practices, workplace safety and health, terms and conditions of employment, and wages and hours, including without limitation with respect to the classification of employees for overtime pay eligibility and the payment of overtime pay to nonexempt employees; (ii) neither the Company nor any of its Subsidiaries has been delinquent in any payments to any employee for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees; (iii) there have been no formal grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (iv) none of the employment policies or practices of the Company or any of its Subsidiaries has been audited or investigated or, to the Knowledge of the Company and its Subsidiaries, is subject to imminent audit or investigation by any governmental authority; (v) the Company and its Subsidiaries have been in material compliance with the requirements of the Immigration Reform Control Act of 1986; and (vi) all Persons performing services for the Company and its Subsidiaries as independent contractors have been properly classified as independent contractors rather than employees for purposes of all applicable Laws (including, for the avoidance of doubt, applicable Laws of any foreign jurisdictions where employees are employed).

3.17 Compliance with Laws; Permits.

(a) Neither the Company nor any of its Subsidiaries is in violation in any material respects of any applicable statute, rule, regulation, order, judgment, decree, writ or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of the Company Business or the ownership of its properties, nor has the Company or any of its Subsidiaries been in any such violation in any material respects that is within any applicable statute of limitations as measured from the Agreement Date.

(b) The Company is and has at all times been in possession of all Permits necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted, and as the same has been conducted or as it is proposed to be conducted pursuant to the Operating Plan. A true and complete list of all such Permits is set forth on Section 3.17(b) of the Company Disclosure Schedule, and each such Permit is valid and in full force and effect, and accurate and complete copies of such Permits have been uploaded to the dataroom. The Company or any Person acting on its behalf, is not and has not been in conflict with, or in material default, breach or violation of any Permit of the Company to operate its business or by which any property or asset of the Company is bound. No suspension or cancellation of any Permit of the Company is pending or, to the Company’s Knowledge, threatened. The Company has not received any notice from any Governmental Authority regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any such Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit. No Governmental Authority is challenging or has challenged the right of the Company to own, lease or operate its properties or to carry on its business.

(c) All material reports, certifications, declarations, or other technical documentation, applications, claims and notices required to be filed, maintained, or furnished to any Governmental Authority by the Company have been so filed, maintained or furnished. All applications, notifications, certifications, declarations, submissions, information, claims, reports, statistics, technical documentation, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit relating to the Company Product or the Company Business, when submitted to the relevant Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the relevant Governmental Authority.

(d) To the Company’s Knowledge, within the last two years, there have been no material violations of the Company’s Work Rules and Standards of Conduct. Within the last year, there have been no complaints or investigations relating to potential violations of the Company’s Work Rules and Standards of Conduct.

3.18 Disclosure. To the Knowledge of the Company, neither this Agreement (including all the exhibits and schedules hereto) nor the Capitalization and Closing Payment Amount Certificate, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

3.19 Insurance.

(a) Section 3.19 (a) of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies under which the Company has been an insured, the named insured or otherwise the principal beneficiary of coverage at any time within the past two (2) years showing each of the following: (i) the names of the insurer, the principal insured and each named insured; (ii) the policy number; (iii) the period, scope and amount of coverage; (iv) the premium charged; and (v) a current, complete and accurate list of all insurance claims notified during the five (5) years preceding the date of this Agreement.

(b) With respect to current insurance policies: (i) each policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; and (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy.

(c) To the Company’s Knowledge, there has been no circumstance or breach of any terms, conditions, representations or warranties under any of the insurance policies or under Law that would entitle insurers to decline to pay all or any part of any claim made under the policies. The Company has paid all premiums when due and has otherwise performed all of its respective obligations under all insurance policies. No insurer has threatened to terminate any of the insurance policies, to reduce the scope of the insurance or to materially increase the premiums owed. The Company has given notice to the insurers of all material claims that may be insured under the insurance policies. The insurance policies will continue to be in full force and effect following the closing of the Transaction and will not terminate or lapse by reason of the Merger.

3.20 Employee Benefit Plans.

(a) Identification of Plans. Except as disclosed in Section 3.20(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries currently maintains or contributes to, or has any outstanding liability to or in respect of or obligation under, any pension, profit-sharing, deferred compensation, bonus, stock option, employment, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, key men insurance, education fund, motor vehicle or similar plan, policy, arrangement or agreement, whether formal or informal, written or oral, for the benefit of any current or former director, officer or employee of or consultant to the Company or any of its Subsidiaries, as applicable. Each of the arrangements set forth in Section 3.20(a) of the Company Disclosure Schedule is herein referred to as an “Employee Benefit Plan”, except that any such arrangement which is a multi-employer plan shall be treated as an Employee Benefit Plan only for purposes of Sections 3.20(d)(ii) and (vi) and 3.20(g) below.

(b) Delivery of Documents. The Company has uploaded to the dataroom true, correct and complete copies of each Employee Benefit Plan and, with respect to each such Employee Benefit Plan, true, correct and complete copies of (i) any associated trust, custodial, insurance or service agreements, (ii) any annual report, actuarial report, Forms 5500 or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years, and (iii) the most recently received IRS determination letters, if any, and any governmental advisory opinions, rulings, compliance statements, closing agreements or similar materials specific to such Employee Benefit Plan.

(c) Compliance with Terms and Law. Each Employee Benefit Plan is and has heretofore been maintained and operated in material compliance with the terms of such Employee Benefit Plan and in material compliance with the requirements prescribed (whether as a matter of substantive Law or as necessary to secure favorable Tax treatment) by any and all applicable statutes, governmental or court orders, or governmental rules or regulations and other Laws (including, for the avoidance of doubt, applicable Laws of any foreign jurisdictions where employees are employed) in effect from time to time, including ERISA and the Code, and applicable to such Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code and each trust or other entity intended to qualify as a “voluntary employee benefit association” within the meaning of Section 501(c)(9) of the Code and associated with any Employee Benefit Plan is expressly identified as such in Section 3.20(c) of the Company Disclosure Schedule and has been determined to be so qualified by the IRS, may rely on an opinion letter issued by the IRS with respect to a standardized prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Employee Benefit Plan and, to the Knowledge of the Company, nothing has occurred as to each which has resulted or is likely to result in the revocation or denial of such determination or which, to the Knowledge of the Company, would not reasonably be expected to be resolved without such revocation or denial under the compliance resolution programs of the IRS to preserve such qualification.

(d) Absence of Certain Events and Arrangements. Except as set forth in Section 3.20(d) of the Company Disclosure Schedule:

(i) there is no pending or, to the Knowledge of the Company, threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or, to the Knowledge of the Company, any fiduciary or service provider thereof and, to the Knowledge of the Company, there is no basis for any such legal action or proceeding;

(ii) no liability (contingent or otherwise) to the PBGC or any multi-employer plan has been incurred by the Company or any of its Affiliates or Subsidiaries (other than insurance premiums satisfied in due course);

(iii) no Employee Benefit Plan, or any retirement plan of an Affiliate or Subsidiary of the Company is subject to Title IV of ERISA;

(iv) no Employee Benefit Plan nor any party in interest with respect thereto has, to the Knowledge of the Company, engaged in a prohibited transaction which could subject the Company or any of its Subsidiaries directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;

(v) no Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries except to the extent required by applicable state Laws and Title I, Part 6 of ERISA;

(vi) neither the Company nor any of its Subsidiaries has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan; and

(vii) neither the Company nor any of its Subsidiaries has undertaken to maintain any Employee Benefit Plan for any period of time and each such Employee Benefit Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable Law (including, for the avoidance of doubt, applicable Laws of any foreign jurisdictions where employees are employed).

(viii) No Employee Benefit Plan provides medical benefits beyond termination of employment or retirement other than healthcare continuation coverage under Section 4980B of the Code.

(ix) Except as otherwise prohibited by applicable Law or in this Agreement, each Employee Benefit Plan (excluding any agreements) may be amended or terminated unilaterally by the Company or Subsidiaries of the Company at any time without liability or expense to the Company or Subsidiaries of the Company as a result thereof, and no plan documentation or agreement, summary plan, description, or other written communication regarding any such plan restricts or prohibits the Company or Subsidiaries of the Company from amending or terminating any Employee Benefit Plan.

(e) Funding of Certain Plans. With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Company or any of its Subsidiaries, as the case may be, under the terms of each such Employee Benefit Plan or applicable Law (including, for the avoidance of doubt, applicable Laws of any foreign jurisdictions where employees are employed), as applied through the Closing Date, the consummation of the Merger or a short-form merger, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Employee Benefit Plan. The current value of the assets of each such Employee Benefit Plan, as of the end of the most recently ended plan year of that Employee Benefit Plan, equals or exceeds the current value of all benefits liabilities under that Employee Benefit Plan.

(f) Effect of Transactions. Except as set forth in Section 3.20(f) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, will not, by themselves or in combination in any other event (regardless of whether that other event has or will occur), result in any payment (whether of severance pay or otherwise) becoming due from or under any Employee Benefit Plan (including any employment agreement) to any current or former director, officer or employee of or consultant to the Company or any of its Subsidiaries or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer or employee of or consultant to the Company of such Subsidiary.

(g) Multi-employer Plans. No Employee Benefit Plan is a multi-employer plan.

(h) Definitions. For purposes of this Section, “multi-employer plan”, “party in interest”, “current value”, “reportable event” and “benefit liability” have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and “affiliate” means any entity which under Section 414 of the Code is treated as a single employer with the Company, determined, however, without regard to this Agreement.

3.21 Brokers. Except as set forth in Section 3.21 of the Company Disclosure Schedule, no finder, broker, agent or similar intermediary has acted for or on behalf of the Company or its stockholders or any Subsidiary of the Company in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.

3.22 Environmental, Zoning and Safety Laws. (a) Neither the activities carried out by the Company or any of its Subsidiaries at the Leased Real Property nor, to the Knowledge of the Company, such Leased Real Property, are in material violation of any Environmental Laws, or any other zoning, health or safety Law or regulation; (b) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any operator of its past or present properties, is or has been in violation, or alleged violation, of, or has any liability or threatened liability under, any Environmental Laws; (c) none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (d) neither the Company nor any of its Subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (e) neither the Company nor any of its Subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (f) the Company and each of its Subsidiaries has all Environmental Permits necessary for the conduct of the Company Business as now being conducted by it; (g) the Company and each of its Subsidiaries has always been and is in compliance with its Environmental Permits, except where such failure would not be a Company

Material Adverse Effect; and (h) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation, remediation or other action with respect to Hazardous Substances at the Leased Real Property, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

3.23 Customers; Suppliers.

(a) Section 3.23(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each customer who, in either of the years ended December 31, 2010 or 2009 or the six months ended June 30, 2011, was one of the twenty (20) largest customers for the Company, based on net sales for such period(each, a “Significant Customer”). Except as set forth in Section 3.23(a) of the Company Disclosure Schedule, the Company has no outstanding material disputes with a Significant Customer, and the Company has no Knowledge of any material dissatisfaction on the part of any Significant Customer for the six months period ended June 30, 2011. The Company has not received any information from any Significant Customer who is currently a customer of the Company that such customer shall not continue as a customer of the Company (or the Surviving Corporation or Parent) after the Closing or that such Significant Customer currently intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent). The Company has not received any information from the Company’s largest customer, based on the net sales for the six months ended June 30, 2011, and the Company has no Knowledge of any information, that such customer: (A) shall not continue as a customer of the Company or the Surviving Corporation after the Closing, (B) intends to terminate or materially modify (to the detriment of the Company) any existing Contracts with the Company (or the Surviving Corporation), (C) may materially decrease purchases from or market share of the Company (or the Surviving Corporation), or (D) may reverse a purchasing or product design-in decision.

(b) Section 3.23(b) of the Company Disclosure Schedule sets forth an accurate and complete list of the payments made in respect of each payee of the Company that accounted for more than $100,000 of payments by the Company in either of the years ended December 31, 2010 or 2009 or the six months ended June 30, 2011 (each a “Significant Payee”). The Company has not received any information from any Significant Payee that is currently a supplier to the Company that such supplier shall not continue as a supplier of the Company (or the Surviving Corporation or Parent) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent).

3.24 Consents. Except for the Stockholder Approval and except as set forth in Section 3.24 of the Company Disclosure Schedule, no permit, approval, authorization or consent of any Person (excluding Governmental Authorities) is required in connection with the execution, delivery and performance by the Company of this Agreement, or the consummation of the transactions contemplated hereby, including the consummation of the Merger.

3.25 Organizational Documents. The Company has uploaded to the dataroom accurate and complete copies of: (a) the certificate of incorporation and bylaws of the Company, including all amendments thereto (the “Organizational Documents”); (b) the stock and stock option records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. Such Organizational Documents are in full force and effect and there has not been any violation of any of the provisions of the Company’s Organizational Documents. The Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s stockholders or board of directors or any committees thereof. The books of account, stock or other equity records, minute books and other records of the Company are accurate, up to date and complete in all material respects, and have been maintained in accordance with prudent business practices. All of the foregoing books and records are in the possession of the Company. Except as set forth in the Organizational Documents, the Company does not have any prior names, and since the date of its incorporation has not conducted business under any name other than the current name of the Company.

3.26 Anticorruption Matters.

(a) Neither the Company nor any of its respective directors, officers or employee, nor, to the Company’s Knowledge, any distributor, agent, representative, sales intermediary, or third party acting on behalf of the Company, has: (i) taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. § 78 dd-1 et seq.); or (ii) corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any “Public Official,” for purposes of: (A) influencing any act or decision of any Public Official in his official capacity; (B) inducing such Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government in order to assist the Company, or any person affiliated with the Company, in obtaining or retaining business.

(b) For purposes of this Section 3.26, “Public Official” means: (i) any officer, employee, or representative of any regional, federal, state, provincial, county, or municipal government, government department, agency, or other division; (ii) any officer, employee, or representative of any commercial enterprise that is owned or controlled by a government; (iii) any officer, employee, or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations, or the World Bank; (iv) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above; and (v) any political party, party official or candidate for political office.

(c) Except as set forth in Section 3.26(c) of the Company Disclosure Schedule, the Company does not have Knowledge of any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions involving the Company in any way relating to applicable anticorruption Laws, including the FCPA. The

Company has not conducted any internal investigations relating to improper or unlawful payments, violations of the FCPA or other applicable anticorruption Laws.

3.27 Export Controls and Sanctions Matters

(a) Except as set forth on Section 3.27(a) of the Company Disclosure Schedule, neither the Company nor any of its directors or officers, nor, to the Company’s Knowledge, any employee or distributor, agent, representative, sales intermediary, or other third party acting on behalf of the Company, have taken any action in violation of any applicable export control Law, trade or economic sanctions Law, or antiboycott Law, in the United States or any other jurisdiction in which the Company conducts business, including: the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature.

(b) Neither the Company, nor, to the Company’s Knowledge, any third parties acting on the Company’s behalf, is, or is affiliated with, any Persons in the following categories (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(c) All export licenses, license exceptions, and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications, and filings required for the export, import, and reexport of the Company’s products, services, software, and technology have been obtained, and no additional export approvals are required by the Laws identified in Section 3.27(a) for the continued export, reexport, or import in accordance with the current practice for conducting such activities. Except as set forth in Section 3.27(c) of the Company Disclosure Schedule, all shipments of the Company’s products, services, software and technology have included the correct and appropriate export control classification numbers under the Laws identified in Section 3.27(a).

(d) Except as set forth in Section 3.27(d) of the Company Disclosure Schedule, the Company does not have Knowledge of any violations of, or actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions involving the Company in any way relating to the Laws in Section 3.27(a), or any other applicable Laws of a similar nature.

3.28 Inventory. The Net Inventory recorded on the Balance Sheet as of the Balance Sheet Date consists of, and on the Closing Date will consist of, items of a quality usable or saleable in the normal course of business consistent with past practices and not materially in excess of quantities reasonably necessary, for the normal operation of the Company Business in accordance with past practice and pursuant to and in furtherance of the Operating Plan. The values at which inventories are carried reflect the inventory valuation policy of the Company, which is consistent with its past practice and in accordance with GAAP. As of the Balance Sheet Date, an adequate reserve has been made, and as of the Closing Date shall be made, on the books of the Company in accordance with GAAP to provide for material slow-moving, obsolete or unusable inventories on hand and on order to their estimated useful or scrap values or contingent losses.

3.29 Stockholder Approval.

(a) The sole required approval of the Company Stockholders of this Agreement and the Merger is the approval of (a) the holders of at least a majority of the outstanding shares of Series A Preferred Stock voting together as a single class, and (b) the holders of at least a majority of the outstanding shares of Company Common Stock and Series A Preferred Stock, voting together as a single class on an as-if converted to Company Common Stock basis.

(b) The Disclosure Materials comply or, when prepared by the Company and distributed to the stockholders of the Company, will comply with Delaware Law and the Company Charter and will not, at the time of distribution of the Disclosure Materials or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents for the Stockholder Approval which has become false or misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as of the Agreement Date, and as of the Closing Date, as follows, subject in each case to such exceptions as are specifically contemplated by this Agreement, provided, that the representations and warranties made in Section 4.6 below are made only in connection with the potential issuance of shares of Common Stock in connection with the making of a Contingent Payment, and shall have no other force and effect:

4.1 Organization, Good Standing and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to carry out the provisions of this Agreement, and to perform its obligations under, and carry out the provisions of, this Agreement, and to carry on the Company Business. Each of Parent and Merger Sub is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is required and in which failure to so qualify would have a material adverse effect on Parent or Merger Sub, as the case may be.

4.2 Authorization; Binding Obligations; Governmental Consents.

(a) All corporate actions on the part of Parent and Merger Sub, and their respective officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Parent and Merger Sub hereunder and thereunder have been taken. This Agreement is the valid and binding obligation of Parent and Merger Sub, enforceable against such parties in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.

(b) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Parent or Merger Sub is required in connection with the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of Merger Certificate with the Delaware Secretary of State; (ii) such filings as may be required under the HSR Act or any applicable state or foreign anti-takeover and similar Laws; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a material adverse effect on Parent or Merger Sub and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

4.3 Compliance with Other Instruments. The execution, delivery and performance of this Agreement by Parent and Merger Sub in accordance with its terms will not (a) violate the Certificate of Incorporation or bylaws or equivalent charter documents of Parent or Merger Sub,

(b) breach or result in a violation of any Law applicable to Parent or Merger Sub or the transactions contemplated by this Agreement, or (c) constitute a material breach of the terms, conditions, provisions of, or constitute a default under, any judgment, order, or decree of any court or arbitrator to which Parent or Merger Sub is a party or any material contract of Parent.

4.4 Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, no finder, broker, agent or similar intermediary has acted for or on behalf of Parent or Merger Sub in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.

4.5 Formation and Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all Liens, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.

(b) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Merger Sub has not incurred, directly or indirectly, through any of its Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.6 Public Reporting. Parent has timely filed with the SEC all filings required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder since January 1, 2008. Such filings (i) complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder at the time they were filed (or if amended or superseded by a filing or other public disclosure prior to the Agreement Date, then on the date of such filing or other public disclosure) and (ii) did not as of the time they were filed (or if amended or superseded by a filing or other public disclosure prior to the Agreement Date, then on the date of such filing or other public disclosure) contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 2010, to the knowledge of the executive officers of Parent, except as disclosed in Parent’s SEC filings or other public pronouncements, there has not been any event that has had or is reasonably expected to have a material adverse effect on the business, assets, financial condition or results of operations of Parent, taken as a whole.

4.7 Resources. Parent and Merger Sub collectively have, and will have at the Effective Time and from time to time thereafter as required by this Agreement, access to sufficient cash resources to pay the amounts required to be paid by them under this Agreement, including payment in full of the Merger Consideration (except to the extent any Contingent

Payments are satisfied through the issuance of shares of Parent Stock), and to pay all of their associated fees, costs and expenses.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER AND RELATED COVENANTS

5.1 Conduct of Business of the Company. The Company covenants and agrees that, during the period beginning on the Agreement Date and ending on the earlier of the Effective Time or termination of this Agreement, the Company will be operated in the ordinary course of business with the goal of achieving the Operating Plan. The Company will meet at the reasonable request of Parent to provide updates about the status of the business. The Company shall use its commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers and employees of and consultants to the Company and its Subsidiaries, and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the foregoing, except for those specific actions set forth on Schedule 5.1 hereto (which actions may be taken by the Company without requiring the consent or approval of Parent), the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), with it being understood that each of such clauses below shall constitute an independent obligation of the Company, not qualified by any other such clause, and shall be deemed to be cumulative:

(a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or bylaws or equivalent charter documents;

(b) Dividends; Repurchases; Changes in Capital Stock. (i) Declare or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock, (iii) effect a recapitalization, (iv) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (v) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(c) Stock Option Plans, Warrants, Etc. Except as contemplated by this Agreement, accelerate, amend or change the period of exercisability or vesting of options or other rights granted under the Company Option Plan, establish any new or additional stock option plan, amend the Company Option Plan, or grant any options other than options, warrants or other rights to acquire shares of Company Common Stock or Company Preferred Stock, provided, that the Company shall be entitled to issue Company Options with respect to up to 40,000 shares of Company Capital Stock each month without Parent’s consent;

(d) Contracts. Enter into, amend or modify in any material respect or terminate, or otherwise waive, release or assign any material rights, claims or benefits of the Company under, any of the following (other than in the ordinary course of business consistent with past practice or as contemplated by the Operating Plan):

(i) any lease of personal property providing for annual rentals greater than $120,000;

(ii) any Contract imposing any restriction on the Company’s right or ability, or, after the Effective Time, the right or ability of Parent or the Surviving Corporation or any of their respective Affiliates (A) to compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent or the Surviving Corporation or any of their respective Affiliates after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the Company Products or any related Technology or Intellectual Property) (other than distribution agreements regarding regions), (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any Technology in connection with the Company Business;

(iii) any distributor, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer’s representative Contract providing for aggregate payments of $200,000 or more per annum;

(iv) any Contract under which the Company provides services to a third party, including any consulting, development, integration, or support services Contract providing for aggregate payments of $200,000 or more per annum;

(v) any Contract providing for “most favored nation” terms, including such terms for pricing (other than purchase orders received from FoxConn affiliated companies, consistent with past practices);

(vi) any Contract which contains any provisions requiring the Company to indemnify any other party (excluding indemnities contained in agreements for the purchase or license of Company Products in the ordinary course of business consistent with past practice); or

(vii) any Contract with any Governmental Authority.

(e) Issuance of Securities. Issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities or other instruments (including notes or other evidences of Indebtedness) convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible instruments or securities, other than shares of Company Common Stock issuable upon exercise of Company Options that are outstanding as of the Agreement Date or options issued in accordance with paragraph (c) above;

(f) Intellectual Property.

(i) Sell, sublicense, license, covenant with respect to, assign or transfer any Intellectual Property of the Company or any of its Subsidiaries to any other Person other than Parent or to customers of the Company as to the grant of non-exclusive use licenses in the ordinary course of business consistent with past practices or as contemplated by the Operating Plan, or encumber any Intellectual Property of the Company or any of its Subsidiaries;

(ii) Sublicense, assign or transfer any Company Licensed Intellectual Property to any Person other than Parent;

(iii) License, or otherwise acquire, any Intellectual Property not owned by the Company or Parent from any third party, other than off-the-shelf, “shrink wrap” end-user licenses for an amount not in excess of $100,000 per purchase; or

(iv) Allow to lapse, or fail to maintain or further prosecute, or fail to take or maintain adequate measures to protect the confidentiality of any nonpublic Company Intellectual Property, Company Registered Intellectual Property and Company Licensed Intellectual Property;

(g) Liens; Dispositions; Obligations.

(i) Create or incur or suffer to be created or incurred any mortgage, pledge, lien, lease (other than leases less than $100,000 in aggregate value across all such leases), encumbrance or charge upon any of its property or assets of any character whether now owned or hereafter acquired or upon the income or profits therefrom; transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; acquire, or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that, if unpaid, by Law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or

(ii) Sell, lease, license, or otherwise dispose of, any of its properties or assets, or become a party to any agreement effecting any of the foregoing;

(h) Indebtedness. Incur any Indebtedness for Borrowed Money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others other than in the ordinary course of business consistent with past practice or as contemplated by the Operating Plan in an amount not to exceed $200,000;

(i) Payment Obligations. Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than current liabilities or in the ordinary course of business consistent with past practice or as contemplated by the Operating Plan with an annual rental amount not to exceed $500,000;

(j) Leases. Enter into any real property lease other than in the ordinary course of business consistent with past practice or as contemplated by the Operating Plan in an amount not to exceed $200,000 per annum;

(k) Capital Expenditures. Except with respect to capital expenditures made in accordance with the Operating Plan or that certain building under construction in Shanghai, China, make, or commit to make, any capital expenditure, capital addition or capital improvement requiring payment of an amount greater than $150,000 individually, or greater than $1,000,000 in the aggregate;

(l) Revaluation. Revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, other than as may be required by GAAP;

(m) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(n) Termination or Waiver. Other than in the ordinary course of business consistent with past practice or as contemplated by the Operating Plan in an amount not to exceed $200,000 and except as required by any Law, (i) pay, discharge, settle or satisfy any Action; (ii) cancel any material Indebtedness owed to the Company; (iii) waive or assign any material claims or rights; (iv) waive any material benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar agreement to which the Company is a party; or (v) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar agreement to which the Company is a party;

(o) Employee Benefit Plans; Pay Increases. Except as required to ensure that any Employee Benefit Plan is not then out of compliance with applicable Laws or to comply with any Employee Benefit Plan entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore made available to Parent) or with respect to the hiring of new employees in the ordinary course of business consistent with past practice or as contemplated by the Operating Plan, (A) adopt, enter into, terminate or amend any collective bargaining agreement or Employee Benefit Plan or any employment or benefit agreement involving the Company and any future, current or former director, officer, employee or consultant of the Company; (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to any current or former director, officer, employee or consultant of the Company, except in the ordinary course of business consistent with past practice or as contemplated by the Operating Plan in an aggregate amount not to exceed $500,000; (C) pay to any current or former director, officer, employee or consultant of the Company any benefit or amount not required under any Employee Benefit Plan in the ordinary course of business consistent with past practice or as contemplated by the Operating Plan in an aggregate amount not to exceed $200,000; (D) grant or pay any change in control, material severance or material termination compensation or benefits to, or increase in any manner the change in control, or materially increase severance or termination compensation or benefits of, any current or former director, officer, employee or consultant of the Company; (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employment or benefit agreement or Employee Benefit Plan, except as required by Law, or the terms of such agreement or Employee Benefit Plan in effect on the date of this

Agreement; or (F) except as required by this Agreement with respect to the Company Options, take any action to accelerate the vesting or time of payment of any compensation or benefit under any agreement or Employee Benefit Plan;

(p) Severance Arrangements. Other than in the ordinary course of business consistent with past practice in an amount not to exceed $200,000 in the aggregate, or except as specifically described in Section 3.20 of the Company Disclosure Schedule (employee benefit plans) or as required by applicable law, adopt or approve any severance, bonus or benefit acceleration arrangements (whether individually or more broadly) that could be triggered as a result of or after the consummation of the Merger;

(q) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company Business, provided that the Company consults with Parent prior to the filing of such a suit, or (iii) with respect to this Agreement;

(r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(s) Taxes. Subject to Section 5.2 in each case, make or change any Tax election; settle or compromise of any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change in any method of Tax accounting;; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any tax; surrender any right to claim a material Tax refund; consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or apply or negotiate for a Tax ruling or arrangement by the Company or any of its Subsidiaries;

(t) Notices. Fail to give any notices and other information required to be given to the employees of the Company or its Subsidiaries, any collective bargaining unit representing any group of employees of the Company or any of its Subsidiaries, or any applicable Government Authority under the Worker Adjustment and Retraining Act (the WARN Act), the National Labor Relations Act, the Code, the Consolidated Omnibus Reconciliation Act (COBRA), or other applicable Law in connection with the transactions provided for in this Agreement;

(u) Other Transactions. Merge or consolidate with any entity other than Parent, Merger Sub or an Affiliate of Parent, or liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;

(v) Related Person Transactions. Enter into or be a party to any transaction with any Related Person, corporation or other entity of which any such Related Person beneficially owns 10% or more of the equity interests or has 10% or more of the voting power, or Subsidiary or Affiliate of the Company;

(w) Other Activities. Knowingly engage in any other activity which could reasonably be expected to impair the ability of Parent, the Merger Sub or the Company to consummate the Merger; or

(x) General. Authorize, commit to, agree to take, or permit to occur any of the foregoing actions.

Provided, however, nothing herein shall prohibit the Company from taking actions substantially in accordance with those described on Schedule 7.2(u) in connection with_completing the disposition of the patents set forth on such Schedule 7.2(u), which shall be subject to the license agreement in substantially the form attached hereto as Exhibit D.

5.2 Payment of Taxes, Etc. The Company shall prepare and timely file, or shall cause to be prepared and timely filed all Tax Returns in respect of the Company or any of its Subsidiaries that are required to be filed (taking into account any extension for which the Company or its Subsidiaries are eligible) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company and its Subsidiaries due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries, as applicable, with respect to such items, except as required by applicable Law. At least ten days prior to filing any such Tax Return, the Company shall submit information that it has available at such time and subsequently, related to such Tax Return to Parent for Parent’s review.

5.3 280G Matters. Prior to the Effective Time, the Company shall submit to the Company Stockholders for approval (in a manner satisfactory to Parent) by such number of stockholders as is required pursuant to Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Parent and the Company reasonably determine may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code.

5.4 Employee Matters.

(a) Parent shall provide each of the current employees of the Company and its Subsidiaries (the “Company Employees”) an opportunity to remain employed by the Surviving Corporation, and such Company Employees who remain employed shall continue to participate in the Employee Benefit Plans, following the Effective Time until December 31, 2012, unless and until Parent and Mr. Benny Madsen, Mr. Spiros Bouas and the Stockholder Representative unanimously choose to have some or all of the Company Employees participate in one or more New Plans. If and to the extent Company Employees are permitted to become participants in one or more New Plans, then for purposes of vesting, waiting period, eligibility to participate, and level of benefits under such New Plans, each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of time. To the extent permitted under any applicable New Plan, for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and, to the extent permitted by the applicable New Plan or otherwise practicable without adverse tax consequences, Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Employee Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger ending on the date such employee’s participation in the corresponding New Plan begins, and overlapping with the portion of the current plan year of such New Plan which has elapsed prior to such participation date, to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(b) Notwithstanding the foregoing, Parent, Surviving Corporation, and their Affiliates shall not be prohibited by this Section 5.4 from treating the employees as at-will employees (subject to any contrary employment agreements or applicable Law), or terminating or transferring or changing the terms of the employment of any employee, or adopting, amending, or terminating any benefit plan or other compensatory arrangement, provided that until December 31, 2012 any termination (other than any terminations for cause), transfer, change in title, responsibilities or compensation, or material reduction in benefits must be agreed to in advance by Messrs. Madsen and Bouas and the Stockholder Representative. No provision of this Section 5.4 shall create any third party beneficiary rights in any employee or any current or former director or consultant of the Company or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.

(c) In the event that Parent terminates a Company Employee for other than reasonable cause within seven (7) days following the Effective Time, Parent shall cause all unvested Company Options and Company SARs held by such Company Employee and which were assumed by Parent pursuant to Section 2.1(c)(ii) or 2.1(c)(iii) to become fully vested on the date of termination of such Company Employee.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Notices; Consents; Filings. The Company shall use its commercially reasonable efforts, at the Company’s expense, to obtain the consents described in Section 3.24 of the Company Disclosure Schedule.

6.2 Antitrust Filings. Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Company and Parent shall, promptly (and in any event within three (3) business days) after the date of this Agreement, prepare and file the notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable Laws analogous to the HSR Act existing in foreign jurisdictions that require notification in connection with the Merger (collectively, the “Competition Laws”). The Company and Parent each shall promptly (i) supply the other party with any information which may be required in order to effectuate notices, reports, documents or other filings with any Governmental Authority required to be made pursuant to the Competition Laws (collectively, the “Antitrust Filings”); and (ii) supply any additional information which reasonably may be required by any Governmental Authority in connection with Antitrust Filings or which the parties may reasonably deem appropriate. Each of the Company and Parent will notify the other party promptly upon the receipt of (A) any comments from any Governmental Authorities in connection with any Antitrust Filings made pursuant hereto; and (B) any request by any Governmental Authorities for amendments or supplements to any Antitrust Filings made pursuant to, or information provided to comply in all material respects with, the requirements of the Competition Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Antitrust Filings, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement. Each of the Company and Parent shall give the other party prompt notice of the commencement or known threat of commencement of any Action by or before any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, keep the other party reasonably informed as to the status of any such Action or threat, and in connection with any such Action, each of the Company or Parent will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Action and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Action.

6.3 Further Assurances.

(a) From the Agreement Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, each of Parent and the Company will:

(i) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Merger and the transactions contemplated hereby, including using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities as are necessary for the consummation of the Merger and the other transactions contemplated hereby and to fulfill the conditions set forth in Article 7; and

(ii) cooperate and use its commercially reasonable efforts to vigorously contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger and the other transactions contemplated hereby, including by vigorously pursuing all available avenues of administrative and judicial appeal.

(b) From the Agreement Date until the Effective Time, the Company will take all commercially reasonable further action that is necessary or desirable to carry out the purposes of this Agreement, and the proper officers and directors of the Company shall use their commercially reasonable efforts to take all such action and shall refrain from taking any actions which would be contrary to, inconsistent with or against, or would frustrate the essential purposes of, the transactions contemplated by this Agreement.

6.4 Stockholder Approval.

(a) Within 48 hours following the execution of this Agreement, the Company will solicit and obtain the approval by written consent of the execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, by Company Stockholders holding the requisite number of shares of each class of the Company’s capital stock required to approve the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, which shall include in any event (i) a majority of the outstanding shares of Series A Preferred Stock, voting together as a separate class and (ii) a majority of the shares of Company common Stock and Series A Preferred Stock, voting together as a single class (the “Stockholder Approval”).

(b) The Company shall provide the stockholders of the Company with such Disclosure Materials as shall be required by applicable Law and shall recommend that such stockholders complete, execute and promptly return to the Paying Agent the required transmittal materials along with the Certificates in exchange for such stockholder’s portion of the Merger Consideration.

(c) The Company shall submit to Parent the form of any written notice and other Disclosure Materials to be transmitted to stockholders pursuant to this Section 6.4 prior to delivery thereof to the stockholders and shall not transmit to its stockholders any such notice or Disclosure Material to which Parent reasonably objects. The Company shall include in such Disclosure Materials such information relating to the Parent and the Parent Stock as Parent may reasonably request in connection with the potential issuance of Parent Stock pursuant to Section 1.8.

6.5 Exclusivity.

(a) From and after the receipt of the Stockholder Approval until the earlier of the Effective Time or termination of this Agreement pursuant to Article 8, the Company will not, nor will it authorize or permit any of its officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any

Acquisition Proposal, except as to disclose the existence of these provisions, including in response to any initial unsolicited expression of an Acquisition Proposal, provided that the receipt without response of an unsolicited interest of an Acquisition Proposal shall not by itself constitute a violation of this Section 6.5, (iv) endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. The Company and its Subsidiaries will, and will cause their respective officers, directors, Affiliates, employees, investment bankers, attorneys and other advisors and representatives to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.5 by the Company.

(b) In addition to the obligations of the Company set forth in Section 6.4(a), unless prohibited by a binding and enforceable non-disclosure agreement which was entered into prior to August 5, 2011, from disclosing such information the Company as promptly as practicable shall advise Parent in writing of any Acquisition Proposal or of any request for non-public information or other inquiry which the Company reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (to the extent known), and the identity of the Person or group making any such request, inquiry or Acquisition Proposal.

6.6 Full Access; Due Diligence. At all times until the termination of this Agreement, the Company will, and will cause the Company’s managers, officers, directors, employees, agents, representatives, accountants and counsel to, afford to Parent and its authorized representatives (including its officers, employees, agents, accountants, and counsel), upon reasonable notice, full access during normal business hours to all properties, books, records, contracts and documents of the Company and its Subsidiaries as Parent and such authorized representatives may reasonably request, and to those managers, officers, employees, directors, agents, accountants and counsel of the Company who have any Knowledge relating to the Company or its business, and a complete opportunity to make such investigations as Parent and such authorized representatives reasonably request, and the Company will furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the affairs and businesses of the Company as they may reasonably request. No investigation pursuant to this Section 6.6 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

6.7 Confidentiality; Public Announcements.

(a) Parent and the Company hereby acknowledge and agree to continue to be bound by the Non-Disclosure and Confidentiality Agreement dated as of January 26, 2010 by and between Parent and the Company (the “Confidentiality Agreement”).

(b) Prior to the closing of the Merger, Parent shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby, except as Parent believes may be required by (a) Law, (b) the SEC, (c) the Securities Act or the Exchange Act, or (d) any listing agreement with the New York Stock Exchange, the Financial Industry Regulatory Authority, Inc. or any national securities exchange to which Parent is subject. Following the Closing, neither Parent nor any third party representative of Parent shall, without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld or delayed), announce the consummation of the Merger, except as Parent believes may be required by (a) Law, (b) the SEC, (c) the Securities Act or the Exchange Act, or (d) any listing agreement with the New York Stock Exchange, the Financial Industry Regulatory Authority, Inc. or any national securities exchange to which Parent is subject. Except as set forth herein, Parent is not required to consult with the Company, the Stockholder Representative or any other party following the closing of the Merger. The Company and the Company Stockholders shall not, without the prior written consent of Parent, issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby at any time.

6.8 Delivery of Financial Information. From the date of this Agreement until the Effective Time, the Company shall, and shall cause its accountants to, provide Parent with such financial information relating to the Company as Parent may reasonably request and any additional information reasonably determined by Parent to be necessary for Parent to satisfy any reporting or disclosure obligations under applicable Law, including but not limited to the financial information required to be made available to Parent pursuant to Section 7.2(o) (such information collectively referred to as the “Financial Information”), provided, that Parent shall reimburse the Company for any out-of-pocket fees and expenses of third-party auditors or accountants incurred in connection with the review by such auditors or accountants of the Company’s financial statements in accordance with Statement on Auditing Standards No. 100 in order to provide any of the Financial Information to the extent that such Financial Information would not be compiled or created absent such request by Parent.

6.9 Indemnification, Exculpation and Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts, omissions or other matters occurring or existing at or prior to the Effective Time existing in favor of the current or former directors, officers and employees of the Company (the “D&O Indemnified Parties”), to the extent provided in the Organizational Documents or the indemnification agreements specifically identified in Section 3.8 of the Company Disclosure Schedule between the Company and any D&O Indemnified Parties, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect for at least six (6) years following the Effective Time in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations, provided, however, that in the event the Surviving Corporation does not have the resources to honor the foregoing obligations, then Parent shall honor such obligations on behalf of the Surviving Corporation.

(b) Prior to Closing, the Company shall purchase and obtain an extended reporting period endorsement of the Company’s current directors’ and officers’ liability insurance in respect of acts, omissions or other matters occurring or existing at or prior to the

Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) covering the D&O Indemnified Parties currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six (6) years following the Effective Time (the “Tail D&O Policy”).

6.10 Takeover Laws. If any “fair price,” “moratorium” or “control share acquisition” statute or other similar anti-takeover statute or regulation shall become applicable to the transactions contemplated by this Agreement, the Company and the Company Board shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

6.11 Form S-8. With respect to the Company Options assumed pursuant to Section 2.1(c)(ii), Parent shall file with the SEC a registration statement on Form S-8 (or any successor form) relating to the shares of Parent Stock issuable pursuant to the exercise of such assumed Company Options. Such registration statement shall be filed no later than ten (10) days after the Effective Time and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any assumed Company Options remain outstanding. Parent shall, within ten (10) days after the Effective Time, deliver to each holder of an assumed Company Option a written notice documenting the assumption of the Company Option. Such notice shall specify the number of shares of Parent Stock subject to the assumed Company Option, as well as the exercise price per share of Parent Stock subject to such assumed Company Option.

6.12 Taxes

(a) Cooperation. Parent, the Surviving Corporation and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the preparation and filing of any Tax Return, and any audit, litigation or other proceeding with respect to Taxes. Each of Parent, the Surviving Corporation and the Stockholder Representative shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date. At the end of such period, each party shall provide the other with at least ten (10) days prior written notice before transferring, destroying or discarding any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

(b) Tax Contests

(i) Parent, the Surviving Corporation and its Subsidiaries, on the one hand, and the Company Stockholders, the Stockholder Representative and their Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”).

Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof.

(ii) Parent shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof, provided, however, that Parent shall keep the Stockholder Representative reasonably informed of the progress of any Tax Matter and shall not effect any such settlement or compromise with respect to which the Company Stockholders may be required to fund additional amounts in respect of such Tax Matters (including by way of distribution from the Escrowed Fund) without obtaining the Stockholder Representative’s written consent, which shall not be unreasonably withheld, conditioned or delayed.

(iii) In the event of any conflict or overlap between the provisions of this Section 6.12(b), Section 9.3 (third party claims) and Section 9.5 (limitations of liability), the provisions of this Section 6.12(b) shall control.

(iv) Except as otherwise provided in this Section 6.12(b), Parent shall have the sole right to control any audit or examination by any Taxation Authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company and its Subsidiaries for all taxable periods.

(c) Tax Sharing Agreements. All Tax sharing agreements or similar agreements between the Company or any of its Subsidiaries, on the one hand, and any of the Company Stockholders and their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder.

(d) Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Company Stockholders. The Stockholder Representative hereby agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts for which the Company Stockholders are so liable. The Stockholder Representative shall provide Parent with evidence satisfactory to Parent that such Transfer Taxes have been paid by the Company Stockholders.

(e) Tax Treatment of Indemnity Payments. Any payments made to any party pursuant to Section 1.6 (additional payments), Section 1.7 (payment of Contingent Payments) and Article 9 (indemnification) shall constitute an adjustment of the purchase price for Tax purposes and shall be treated as such by Parent and Company on their Tax Returns to the extent permitted by Law.

6.13 Operating Plan.

(a) Following the Closing Date until the end of the Earn-Out Payment Year, Parent, the Surviving Corporation, the Stockholder Representative, Mr. Madsen and Mr. Bouas

(each of the Stockholder Representative, Mr. Madsen and Mr. Bouas, an “Earn-Out Party,” and collectively, the “Earn-Out Parties”), shall cooperate with each other in good faith to manage and operate the Surviving Corporation and the Company Business as a “stand-alone business” in accordance with the specific terms of the written operating plan as agreed to by Parent and the Company as of the date of this Agreement, as may be amended from time to time in accordance with this Section 6.13 (the “Operating Plan”).

(b) Amendments to Operating Plan. Prior to the end of the Earn-Out Payment Year, the Operating Plan may be amended from time to time as deemed necessary or advisable by the Surviving Corporation, Parent or any of the Earn-Out Parties, upon unanimous approval of Parent, the Surviving Corporation and the Earn-Out Parties. If any of such parties determines it is necessary or advisable to amend the Operating Plan, it shall prepare and deliver the proposed amendments to the Surviving Corporation, Parent and other Earn-Out Parties, as the case may be, and request their consideration and approval, which consent may be withheld for any reason or no reason, except that the Earn-Out Parties shall not withhold consent to any amendment proposed by Parent unless such Parties believe that such amendments would make it more difficult to achieve the Maximum Revenue Earn-out Amount or Maximum Cellular Earn-Out Amount or less likely that the Contingent Payments will be made.

(c) Amendment without Approval. Prior to the end of the Earn-Out Payment Year, if (i) Parent elects to amend the Operating Plan without having received the consent of the Earn-Out Parties, (ii) Parent fails to provide or reduces the resources necessary to operate the Surviving Corporation and the Company Business consistent with the Operating Plan, or (iii) Parent elects to divest or discontinue one or more of the Company Products and Services, Parent shall immediately pay a one-time Contingent Payment equal to (x) $39,000,000, minus (y) the aggregate amount of any previous Contingent Payments (including any amounts of such Contingent Payments which are set-off or reduced pursuant to Parent’s rights under Sections 1.5(c) and 1.7(b) and Article 9 (indemnification) hereof), to the Paying Agent (the “Accelerated Earn-Out Amount”), and cause the Paying Agent to deliver to each of the Participating Rights Holders, in accordance with and subject to the exchange provisions set forth in Section 2.2, that portion of the Accelerated Earn-out Amount allocable to each such Participating Rights Holder. Such Accelerated Earn-Out Amount shall be non-refundable and deemed to be a credit against future Contingent Payments otherwise required to be made under Section 1.6, and shall reduce the obligation of Parent to pay such Contingent Payments on a dollar-for-dollar basis until fully-exhausted. Thereafter Parent’s obligations under Sections 1.6 and 1.7 hereof shall continue (including the rights of the Participating Rights Holders to receive the Maximum Revenue Earn-Out Amount and the Maximum Cellular Earn-Out Amount pursuant to Sections 1.6 and 1.7 hereof in accordance with the terms of such Sections, with the amount of the Accelerated Earn-Out Amount being included in such calculations). Parent shall be entitled to amend the Operating Plan in its discretion, subject to the provisions of this Section 6.13(c) (including payment of the Accelerated Earn-Out Amount and the potential to earn additional Contingent Payments in the event such amendment is not consented to by the Earn-Out Parties), provided, that Parent shall not be entitled to amend the Operating Plan without good commercial reason and may not amend or fail to comply with the Operating Plan in an effort to reduce the Contingent Payments. The provisions of this Section 6.13(b) shall be the sole remedy of the Participating Rights Holders and the Earn-Out Parties with respect to any actions of Parent as described in subsections (i) – (iii) above.

(d) Nothing set forth in this Section 6.13 shall alter of change in any way Parent’s obligations under Section 5.4 hereof.

ARTICLE 7

CONDITIONS TO THE MERGER

7.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of each of the following conditions:

(a) no order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any court of competent jurisdiction which prohibits consummation of the Merger, and there shall not be any action taken by any Governmental Authority, or any Law enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal or substantially deprives Parent, the Company or the Participating Rights Holders of any of the anticipated benefits of the Merger or the related transactions, taken as a whole;

(b) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Merger in accordance with the terms hereof shall have been obtained (other than those actions or filings which, if not obtained or made prior to the consummation of the Merger, would not have a Material Adverse Effect on the Company or its Subsidiaries prior to or after the Effective Time or a material adverse effect on Parent after the Effective Time or be reasonably likely to subject the Company, Parent, Merger Sub, or any of their respective Subsidiaries or any of their respective officers or directors to substantial penalties or criminal liability);

(c) the Stockholder Approval shall have been obtained; and

(d) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the any applicable Antitrust Filings shall have expired or been terminated.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions (any one of which may be waived in whole or part by Parent in its sole discretion by giving written notice to the Company in compliance with Section 10.1 hereof):

(a) the Company shall have performed all of its material obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) each of the Special Representations and the representations made pursuant to Section 3.21 (brokers) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, other than with respect to Section 3.4(b), for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded;

(c) each of the representations and warranties of the Company (other than the Special Representations and the representations made pursuant to Section 3.21 (brokers)) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded and (ii) any inaccuracies in such representations and warranties will be disregarded if all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect;

(d) no Company Material Adverse Effect shall have occurred and be continuing since the Agreement Date, provided, however, that for purposes of determining if there has been a Company Material Effect, any information included in any update to Section 3.11 of the Company Disclosure Schedule following the Agreement Date shall be taken into account in all respects;

(e) the Company shall have delivered a certificate executed on behalf of the Company by an executive officer of the Company certifying the satisfaction of the conditions set forth in Sections 7.2(a), (b), (c), (d), (p), (s) and (v);

(f) the Company shall have delivered a certificate of the Secretary of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the Related Agreements, to the extent it is a party, and the other documents to be delivered hereunder and thereunder;

(g) the Company shall have delivered the Capitalization and Closing Payment Amount Certificate to Parent;

(h) each of the agreements set forth on Schedule 7.2(h) hereto shall have been terminated and of no further force and effect;

(i) the Company shall have delivered payoff letters, invoices and such other documentation as Parent shall reasonably request in order to evidence the discharge the Indebtedness Amount and any Transaction Costs;

(j) the Company shall have delivered (A) a copy of the certificate of incorporation of the Company, as amended through the Effective Time certified by the Secretary of State; (B) a certified copy of the bylaws of the Company; (C) certified minutes of the board of directors of the Company approving the Merger and the transaction related thereto; and (D) a certified copy of the Stockholder Approval;

(k) the Company shall have delivered good standing certificates for the Company from the Secretary of State of the State of Delaware and from the Secretary of State in each other jurisdiction in which the properties owned or leased by the Company, or the operation of its business in such jurisdiction, requires the Company to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five (5) business days prior to the Closing Date;

(l) the Company shall have delivered a properly executed statement from the Company that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon Closing;

(m) the Company shall have obtained the Tail D&O Policy and shall have uploaded to the dataroom evidence to Parent that such insurance coverage is in full force and effect and evidence of the payment of the premiums therefore;

(n) holders of no more than three percent (3.0%) of the aggregate outstanding Company Common Stock and Company Preferred Stock (calculated on an as-converted to Company Common Stock basis) as of the Effective Time shall have elected to, exercise dissenters’, appraisal or similar rights under Delaware Law or California Law with respect to such shares;

(o) the Company shall have uploaded to the dataroom (i) audited financial statements (including balance sheet, income statement, statement of cash flows, statement of stockholders’ equity and footnotes to the foregoing) of the Company and its Subsidiaries as of December 31, 2010, and for the twelve (12)-month period ended on such date, together with an unqualified audit report in respect of such financial statements issued by the relevant auditors, (ii) unaudited financial statements (including balance sheet, income statement, statement of cash flows, statement of stockholders’ equity, as well as footnotes to the foregoing to the extent they would be required or customary for the presentation of such financial statements on a Quarterly Report on Form 10-Q), reviewed by the Company’s auditors in accordance with Statement on Auditing Standards No. 100, of the Company and its Subsidiaries as of June 30, 2011, and June 30, 2010, and for each of the six (6)-month periods ended on such dates, and, (iii) solely in the event that the Closing Date has not occurred on or before October 29, 2011, the unaudited financial statements (including balance sheet, income statement, statement of cash flows, statement of stockholders’ equity, as well as footnotes to the foregoing to the extent they would be required or customary for the presentation of such financial statements on a Quarterly Report on Form 10-Q) of the Company and its Subsidiaries as of September 30, 2011 and September 30, 2010 and for the nine (9) month periods ended on such dates (collectively, the “Closing Financials”), in each case, prepared in accordance with GAAP;

(p) the Closing Financials, if as of June 30, 2011, shall not deviate from the June 30, 2010 financial statements included in the Financial Statements provided to Parent and attached to the Company Disclosure Schedule, except to the extent for any such deviations that, taken as a whole, do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect;

(q) the Company shall have uploaded to the dataroom evidence reasonably satisfactory to Parent that either (i) any stockholder vote required pursuant to Section 5.3 (280G matters) was solicited in conformity with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Approval”), or (ii) the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals;

(r) the Stockholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(s) each of the Non-Competition Agreements shall remain in full force and effect and no Company Stockholder party to a Non-Competition Agreement shall have notified the Company or Parent of such Company Stockholder’s intention to terminate such Non-Competition Agreement;

(t) the Company shall have uploaded to the dataroom evidence in form and substance acceptable to Parent of the receipt of the third party consents set forth on Schedule 7.2(t) hereto;

(u) in the event the Company completes the disposition of any of the patents set forth on Schedule 7.2(u) prior to the Closing, Parent shall have received counterparts of a license agreement in substantially the form of Exhibit D hereto, granting a license to the patents and patent applications set forth on Schedule 7.2(u) hereto to Parent and the Surviving Corporation; and

(v) there shall be no Action pending against Parent, Merger Sub or the Company or any of their respective Affiliates by any Governmental Authority (i) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of the Merger; (ii) that would result in the Merger being rescinded following consummation; (iii) seeking material damages in connection with the Merger; (iv) seeking to compel the Company, Parent, Merger Sub or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger; or (v) seeking to impose any criminal sanctions or liability on Parent, Merger Sub or the Company in connection with the Merger.

7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions (any one of which may be waived in whole or part by the Company):

(a) Parent and Merger Sub shall have performed all of their respective material obligations hereunder required to be performed by them at or prior to the Effective Time;

(b) each of the representations and warranties of Parent and Merger Sub (other than the representations and warranties set forth in Section 4.6 (public reporting), which shall not be deemed to be covered by this condition set forth in this Section 7.3(b)) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded and (ii) any inaccuracies in such representations and warranties will be disregarded if all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby;

(c) Parent shall have delivered a certificate of an executive officer of Parent certifying the satisfaction of the conditions set forth in Sections 7.3(a) and (b);

(d) Parent or Merger Sub shall have delivered the Payment Fund to the Paying Agent; and

(e) Parent and Escrow Agent shall have executed and delivered the Escrow Agreement.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the Company Stockholders:

(a) by duly authorized mutual written consent executed by each of Parent, Merger Sub and the Company;

(b) by Parent or by the Company, if the Effective Time shall not have occurred before the 90th day following the Agreement Date (the “Termination Date”); provided, however, that (i) in the event that (A) one or both of Parent and the Company (or any stockholder thereof) are required to make an Antitrust Filing under applicable Competition Laws or seek any other governmental approvals or authorizations as may be required in connection with the closing of the Merger, and such approvals or authorizations have not been received by the Termination Date or any applicable waiting periods have not expired by the Termination Date, the Termination Date shall be automatically delayed, without further action of the parties, until the earlier of (x) the tenth (10th) business day after the date on which any applicable waiting periods thereunder or extensions thereof have expired or been terminated or such other approvals and authorizations are received, and (y) the 180th day following the Agreement Date, or (B) a party (including any Governmental Authority) other than Parent or the Company has sought an order, stay, decree, judgment or temporary or permanent injunction which is intended to prevent or prohibit consummation of the Merger, the Termination Date shall also be automatically delayed, without any further action of the parties, until a date no later than the earlier of (x) the ten (10) business days after such order, stay, decree, judgment or injunction is finally issued or denied, without appeal, and (y) the 180th day following the Agreement Date, and (ii) the right to terminate this Agreement under this Section 8.1(b) shall not be available to Parent in the event that the failure of the Effective Time to occur on or before such date arises out of or is related to the failure of Parent to fulfill any obligation under this Agreement unless such failure cannot be cured within thirty (30) days, and the right to terminate this Agreement under this Section 8.1(b) shall not be available to the Company in the event that the failure of the Effective Time to occur on or before such date arises out of or is related to the failure by the Company to fulfill any obligation under this Agreement unless such failure cannot be cured within thirty (30) days;

(c) automatically if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

(d) by Parent, by giving written notice to the Company at any time prior to the Closing, in the event that Parent becomes aware of any event or circumstance that would reasonably be expected to result in any representation or warranty made by the Company in this Agreement becoming untrue or inaccurate in any material respect, or of the failure by the Company to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Effective Time, in each case only if such breach or breaches would individually or in the aggregate, result in a failure of a condition contained in Section 7.2 hereof and cannot be cured prior to the Termination Date, provided that Parent shall have given the Company written notice, delivered at least ten (10) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for the termination;

(e) by the Company, by giving written notice to Parent at any time prior to the Closing, in the event that the Company becomes aware of any event or circumstance that would reasonably be expected to result in any representation or warranty made by Parent in this Agreement becoming untrue or inaccurate in any material respect, or of the failure by Parent to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Effective Time, in each case only if such breach or breaches would individually or in the aggregate, result in a failure of a condition contained in Sections 7.1 or 7.3 hereof and cannot be cured prior to the Termination Date, provided that the Company shall have given Parent written notice, delivered at least ten (10) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for the termination;

(f) by Parent if there shall have occurred and be continuing any Company Material Adverse Effect; or

(g) by Parent, if the Stockholder Approval is not obtained and uploaded to the dataroom within 48 hours after the date of this Agreement.

8.2 Effect of Termination. Except as provided in Section 8.1 hereof, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers, directors, or stockholders, and all rights and obligations of any party hereto shall cease, except for liabilities arising from a breach of this Agreement prior to such termination; provided that the provisions of this Article 8 and Articles 9 (indemnification) and 10 (general provisions) shall survive the termination of this Agreement for any reason.

ARTICLE 9

INDEMNIFICATION AND SET-OFF RIGHTS

9.1 Indemnification by Parent and the Surviving Corporation. Subject to the limitations set forth in Section 9.5 hereof, from and after the Effective Time, Parent and the Surviving Corporation will indemnify, defend and hold harmless each of the Participating Rights Holders and each of their respective directors, officers, employees, representatives and other Affiliates, from and against any and all Damages related to or arising out of or in connection with any breach by Parent or Merger Sub of any representation, warranty, covenant, agreement, obligation, or undertaking made by Parent or Merger Sub in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate or other document delivered by or on behalf of Parent or Merger Sub in connection with this Agreement, the Merger or any of the other transactions contemplated hereby.

9.2 Indemnification by the Participating Rights Holders; Parent Set-Off Rights. Subject to the limitations set forth in Section 9.5 hereof, (x) by virtue of the approval of the execution and delivery by the Company of this Agreement, from and after the Effective Time, each Participating Rights Holder (regardless of whether or not such Participating Rights Holder has actually voted his, her or its Securities in favor of the execution and delivery by the Company of this Agreement) shall be deemed to have agreed, jointly and severally, to indemnify, defend and hold harmless Parent, the Surviving Corporation, and each of their respective directors, officers, employees, representatives and other Affiliates, (the “Parent Indemnified Parties”) from and against, and (y) Parent or the Surviving Corporation shall otherwise be entitled to recover amounts held under the Escrow Agreement and to reduce any Contingent Payment, if any, in accordance with and subject to the limitations set forth in Sections 1.7(b) (right of set-off) and 9.5(c) in connection with, any and all Damages related to or arising out of or in connection with:

(a) any breach by the Company of any representation, warranty, covenant, agreement, obligation or undertaking made by the Company in this Agreement or in the Capitalization and Closing Payment Amount Certificate, provided that for purposes of determining the amount of any Damages for which indemnification shall be provided pursuant to this Section 9.2(a) (but not for purposes of determining whether or not a breach shall have occurred) each such representation or warranty shall be read as if all qualifications as to materiality, including, each reference to the defined term “Company Material Adverse Effect”, were deleted therefrom, and had no force and effect;

(b) any of the matters described in Section 3.14 (litigation) of the Company Disclosure Schedule;

(c) any payments made by Parent, the Merger Sub or the Surviving Corporation after the Effective Time with respect to any Dissenting Shares (other than any portion of any Contingent Payments made in respect of any shares of Company Capital Stock that are no longer Dissenting Shares) to the extent that such payments exceed the portion of the Closing Payment and Deemed Tax Benefit to which the holders of such Dissenting Shares would have been entitled had such Dissenting Shares not been Dissenting Shares;

(d) any breach of any representation or warranty in Section 3.15 (taxes) of this Agreement or any covenant in Section 5.1(s) (tax-related negative covenants) or 5.2 (tax-related affirmative covenants) of this Agreement;

(e) regardless of any disclosure on the Company Disclosure Schedule, the treatment as an “excess parachute payment” (within the meaning of Code Section 280G(b)) of any payment made by the Company on or prior to the Closing Date or otherwise required to be paid by Parent, Merger Sub, Surviving Corporation, the Company or their respective Affiliates before, on or after the Closing Date pursuant to written or oral contracts or agreements entered into with the Company on or prior to the Effective Time, including without limitation any portion of the Closing Payment, Estimated Transaction Tax Benefit or the Contingent Payments; and

(f) Fraud Claims.

9.3 Third-Party Claims.

(a) In the event that any Indemnified Party desires to make a claim against an Indemnifying Party (which term shall be deemed to include all Indemnifying Parties if more than one) in connection with any third-party litigation, arbitration, Action, suit, proceeding, claim or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party will promptly notify the Indemnifying Party (or, if the Indemnifying Party is the Company or the Participating Rights Holders, the Stockholder Representative (in which case all references herein to the Indemnifying Party shall be deemed to refer to the Stockholder Representative)), of such Third-Party Claim and of its claims of indemnification with respect thereto (which must be in the form of an Indemnification Claim Notice under Section 9.4); provided that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Section 9.3, except to the extent, if any, that the Indemnifying Party has actually been prejudiced thereby.

(b) Subject to paragraph (e) below, the Indemnifying Party will, upon its written confirmation of its obligation to indemnify the Indemnified Party, subject to the limitations set forth in Section 9.5 hereof, with respect to such Third-Party Claim, have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within twenty (20) days after the Indemnifying Party has received notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(c) The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed) unless the judgment or proposed settlement (i) includes an unconditional release of all liability of each Indemnified Party with respect to such Third-Party Claim, (ii) involves only the payment of money damages that, subject to the limitations set forth in Section 9.5, are fully covered by the Indemnifying Party (including amounts deemed to be paid by the Participating Rights Holders pursuant to Section 9.4 by distribution of amounts to Parent and the Surviving Corporation from escrow), and (iii) does not impose an injunction or other equitable relief upon the Indemnified Party. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party).

(d) In the event that the Indemnifying Party fails to assume the defense of the Third-Party Claim in accordance with Section 9.3(b) above, the Indemnified Party may defend against, the Third-Party Claim in any manner it reasonably may deem appropriate; provided, that the Indemnified Party may not settle such claim or consent to the entry of any judgment with respect thereto without the consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed), and the Indemnified Party shall retain all remedies to which they are entitled under this Article 9 (including recovery against the Escrowed Funds and set-off against Contingent Payments, if applicable), subject to the express limitations set forth herein. In such event, the Indemnifying Party shall be entitled, at its expense, to participate in any defense of Third-Party Claims, subject to the right of the Indemnified Party to control such defense.

(e) Notwithstanding the foregoing, Parent and the Surviving Corporation shall be responsible for the prosecution and defense of all claims relating to the Intellectual Property of any Person (collectively, the “Parent-Handled Claims”), provided, however, the Stockholder Representative, shall be entitled, at its expense, to participate in any defense of such Parent-Handled Claims, subject to the right of Parent and the Surviving Corporation to control such defense. Parent and the Surviving Corporation shall pursue in good faith, through counsel of their selection, which must be reasonably acceptable to the Indemnifying Party, the prosecution, defense or settlement of all Parent-Handled Claims until such time, if any, that Parent shall elect not to pursue indemnification with respect to such Third-Party Claim, provided, however Parent may not settle or consent to the entry of any judgment with respect to such Third Party Claim without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party will remain responsible for any Damages of Parent and the Surviving Corporation as a result of such Parent-Handled Claims to the extent subject to indemnification under this Article 9, and Parent and the Surviving Corporation shall retain all remedies to which they are entitled under this Article 9 (including recovery against the Escrowed Funds and set-off against Contingent Payments, if applicable) with respect to Parent-Handled Claims, subject to the limitations set forth herein.

9.4 Notice and Payment of Claims.

(a) Notice of Claim. In the event that any Indemnified Party actually incurs Damages, or reasonably anticipates that it may incur Damages, for which it is entitled to indemnification hereunder (“Indemnifiable Damages”), the Indemnified Party will deliver to the Indemnifying Party a written notice (an “Indemnification Claim Notice”) stating that it has suffered Indemnifiable Damages, or that it reasonably anticipates that it may suffer Indemnifiable Damages and that the Indemnifying Party is required to provide indemnification therefor. Such Indemnification Claim Notice shall be signed by the Indemnified Party and shall: (a) state that such Indemnified Party has actually paid or incurred, and/or reasonably anticipates that it may pay or incur Damages, the actual amount or reasonably anticipated amount thereof (the “Claim Amount”), and the basis for the determination of such amount, (b) specify in reasonable detail the individual items of Indemnifiable Damages included in the amount so stated and the section or sections of this Agreement pursuant to which such claim arises, the date each such item was paid or incurred, if applicable, and the nature of the event or circumstances which resulted in the indemnification obligation of the Indemnifying Party.

(b) Payment of Claim. In order to satisfy any indemnification obligations of the Participating Rights Holders with respect to any claim for indemnification pursuant to this Article 9, Parent and the Surviving Corporation (and each of their respective directors, officers, employees, representatives and other Affiliates) shall have the right to recover Indemnifiable Damages that have been incurred (i) from the Escrowed Funds to the extent available and not already the subject of a pending claim for indemnification pursuant to this Article 9, (ii) in connection with Set-off Eligible Claims and in accordance with and subject to the limitations set forth in Sections 1.7(d) and 9.5, from amounts set-off with respect to a claim for indemnification from any Contingent Payments. All such recoveries from Escrowed Funds and offsets against Contingent Payments shall be made on a pro rata basis from the amount of such funds or payments otherwise distributable to the Participating Rights Holders in the same proportions in which they would otherwise be entitled to receive such Escrowed Funds or Contingent Payments, except with respect to Fraud Claims which shall be paid as set forth in Section 9.5. Parent and the Surviving Corporation shall not be entitled to recover any amounts directly from any of the Participating Rights Holders, except in the case of Set-Off Eligible Claims, in which case recovery directly from the Participating Rights Holders shall be limited to the amounts set forth in Section 9.5(c). The parties agree that to the greatest extent possible the payment of any indemnity hereunder shall be treated as an adjustment to the Merger Consideration paid by Parent hereunder for Tax purposes.

9.5 Limitations of Liability.

(a) Threshold. No Participating Rights Holder will be required to indemnify a Parent Indemnified Party pursuant to Section 9.2(a), and Parent shall not be required to indemnify the Participating Rights Holders or each of their respective directors, officers, employees, representatives and other Affiliates pursuant to Section 9.1, until such time as the aggregate amount of determined or reasonably expected Damages for which the Parent Indemnified Parties, on the one hand, or Participating Rights Holders or each of their respective directors, officers, employees, representatives and other Affiliates, as the case may be, on the other hand, are otherwise entitled to indemnification pursuant to this Agreement exceeds $3,000,000, at which time the applicable Indemnifying Party shall be obligated to indemnify the applicable Indemnified Party for the full amount of such Damages subject to limitations of this Article 9. Notwithstanding anything to the contrary in this Section 9.5, the threshold limit imposed by this Section 9.5(a) shall not apply to any Damages arising out of or in connection with (A) any breach by the Company or any Participating Rights Holders of any Special Representations, (B) any breach by the Parent of any of the representations and warranties set forth in Sections 4.1 through 4.5, or (C) any Fraud Claims.

(b) Time Limit. All representations and warranties in this Agreement shall survive the Closing and shall expire on, and no Indemnifying Party will be liable for any Damages hereunder with respect to a breach of such representations and warranties unless an Indemnification Claim Notice is given by the Indemnified Party to the Indemnifying Party with respect thereto prior to, the eighteen (18) month anniversary of the Effective Time; provided, that (i) the representations or warranties in Section 3.15 (taxes) of this Agreement shall survive and indemnification claims may be made under Section 9.2(a) based on breaches of such representations until the expiration of the applicable statutes of limitations, (ii) the Special Representations shall survive, and indemnification claims under Section 9.2(a) based on breaches of such representations may be made, indefinitely, subject to any applicable statutes of limitation, and (iii) Fraud Claims may be made indefinitely, subject to any applicable statutes of limitation. The parties acknowledge that the time periods set forth in this Article 9 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. The parties further acknowledge that the time periods set forth in this Article 9 and elsewhere in the Agreement may be shorter (but may not be longer) than otherwise provided by Law.

(c) Maximum Liability. Notwithstanding any other provision in this Agreement to the contrary, the maximum aggregate liability of all of the Participating Rights Holders pursuant to this Agreement, the Capitalization and Closing Payment Amount Certificate or the transactions contemplated by this Agreement will not exceed the Closing Escrow Amount and shall be paid exclusively from the Escrowed Funds; provided, however, that with respect to indemnification claims (i) under Section 9.2(a) with respect to any Special Representations or (ii) that are Fraud Claims (solely with respect to any Participating Rights Holder who committed fraud or actually knew of the fraudulent nature of such events, actions or circumstances underlying such Fraud Claim) (each, a “Set-Off Eligible Claim”), the foregoing limitations shall not apply, and the aggregate liability of each Participating Rights Holder shall in its entirety be limited to such Participating Rights Holder’s pro rata share of each such Set-Off Eligible Claim, provided, that the aggregate liability of such Participating Rights Holder with respect to all of such Set-Off Eligible Claims shall not exceed the aggregate amount of the Closing Payment and Deemed Tax Benefit (in each case, after any adjustments thereto) actually received by such Participating Rights Holder pursuant to this Agreement, provided, however, that the Parent Indemnified Parties shall be required to recover the first $4,000,000 from the Escrowed Fund prior to seeking further indemnification recourse directly against such Participating Rights Holders.

9.6 Right to Bring Action; No Contribution. Notwithstanding anything in this Article 9 or elsewhere in this Agreement to the contrary, only the Stockholder Representative shall have the right, power and authority to commence any action, suit or proceeding, including any arbitration proceeding, by and on behalf of any or all Participating Rights Holders against Parent or the Surviving Corporation, or any other Indemnified Party, and in no event shall any Participating Rights Holder himself, herself or itself have the right to commence any action, suit or proceeding, including any arbitration proceeding, against Parent or the Surviving Corporation, or any other Indemnified Party. Each Participating Rights Holder waives, and acknowledges and agrees that such Participating Rights Holder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Surviving Corporation in connection with any indemnification obligation or any other liability to which such Participating Rights Holder may become subject under or in connection with this Agreement other than any such rights provided by the Tail D&O Policy.

9.7 Investigation. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements of the Company, the Participating Rights Holders or the Stockholder Representative in this Agreement, or any document, certificate or other instrument required to be delivered by the Company, the Participating Rights Holders or the Stockholder Representative under this Agreement shall not be affected by any investigation conducted by any Indemnified Party or any other Person at any time, or any knowledge acquired (or capable of being acquired) by any Indemnified Party or any other Person at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

ARTICLE 10

GENERAL PROVISIONS

10.1 Notices. All notices, claims and demands hereunder, and all other communications which are required to be given in writing pursuant to this Agreement, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, facsimile (received at the facsimile machine to which it is transmitted prior to 5 p.m., local time, on a business day for the party to which it is sent, or if received after 5 p.m., local time, as of the next business day), electronic transmission or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

if to Parent or Merger Sub:

Teradyne, Inc.

600 Riverpark Drive, NR 7-2-3

North Reading, MA 01864

Attention: Greg Beecher, Chief Financial Officer

Facsimile: (978) 370-2290

Email: greg.beecher@teradyne.com

with copies to:

Teradyne, Inc.

600 Riverpark Drive, NR 7-2-3

North Reading, MA 01864

Attention: Charles J. Gray, Vice President and General Counsel

Facsimile: (978) 370-2290

Email: charles.gray@teradyne.com

and

Latham & Watkins LLP

John Hancock Tower

200 Clarendon Street, 20th Floor

Attention: Johan V. Brigham, Esq.

Facsimile: (617) 948-6001

Email: Johan.Brigham@lw.com

if to the Company:

LitePoint Corporation

575 Maude Court

Sunnyvale, CA 94085

Attention: Dr. Benny Madsen

Facsimile: (408) 456-0106

Email: Benny.Madsen@litepoint.com

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention: Jorge A. del Calvo, Esq.

Facsimile: (650) 233-4545

Email: Jorge@pillsburylaw.com

and if to the Stockholder Representative:

Michael Goguen

c/o Sequoia Capital

3000 Sand Hill Road, 4-250

Facsimile: (650) 854-2977

Email: Goguen@sequoiacap.com

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention: Jorge A. del Calvo, Esq.

Facsimile: (650) 233-4545

Email: Jorge@pillsburylaw.com

10.2 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” means any bona fide offer or proposal (other than an offer or proposal by Parent or any of its Affiliates) relating to any of the following: (a) any transaction or series of related transactions other than the transactions contemplated by this Agreement involving the purchase of all or any significant portion of the capital stock or assets of the Company or any of its Subsidiaries, (b) any agreement to enter into a business combination with the Company or any of its Subsidiaries or (c) any agreement made, other than in the ordinary course of business, with regard to the Intellectual Property owned or licensed by the Company or any of its Subsidiaries.

“Action” means any claim, demand, notice, action, suit, arbitration, proceeding or investigation.

“Adjusted Deemed Tax Benefit” means 35 percent of the Deemed Compensation Deduction, as calculated with respect to the Settled Closing Payment Amount pursuant to Section 1.5(c).

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. Until the consummation of the Merger, neither the Company nor any of its Subsidiaries shall be deemed for any purposes of this Agreement to be an Affiliate of Parent.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA PATRIOT Act and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control.

“business day” (whether such term is capitalized or not) means any day other than Saturday, Sunday or a legal holiday that banks located in Boston, Massachusetts and in San Francisco, California, are not open for business.

“California Law” means the California Corporations Code.

“Closing Escrow Amount” means the product equal to (i) the sum of (x) the Closing Payment Amount (as set forth on the Capitalization and Closing Payment Amount Certificate), and (y) the Estimated Deemed Tax Benefit, less (ii) the Strike Price Amount set forth in the Capitalization and Closing Payment Amount Certificate, multiplied by (iii) 0.125.

“Closing Payment Amount” means the amount of (i) $510,000,000, plus (ii) the Cash On-Hand Amount set forth in the Capitalization and Closing Payment Amount Certificate, plus (iii) the Strike Price Amount set forth in the Capitalization and Closing Payment Amount Certificate, minus (iv) the Indebtedness Amount as set forth in the Capitalization and Closing Payment Amount Certificate, minus (v) the Transaction Costs, as set forth in the Capitalization and Closing Payment Amount Certificate, minus (vi) the Overdue Payables set forth in the Capitalization and Closing Payment Amount Certificate, minus (vii) the Accelerated Receipts Amount, minus (viii) the Sanmina Payable Amount set forth in the Capitalization and Closing Payment Amount Certificate and minus (ix) the Qualcomm Payable Amount set forth in the Capitalization and Closing Payment Amount Certificate.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Business” means the development, manufacture, marketing and sale of products of the Company, including the Company Products, as presently conducted and as presently contemplated to be conducted.

“Company Capital Stock” means collectively, the Company Common Stock and the Company Preferred Stock.

“Company Charter” means the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on October 9, 2007, as amended in September 2011 and as it may be amended from time to time in accordance with this Agreement.

“Company Common Stock” means the Company’s Common Stock, $0.01 par value per share.

“Company Intellectual Property” means any Intellectual Property or Technology owned or purported to be owned by the Company.

“Company Licensed Intellectual Property” means all Intellectual Property licensed to the Company or any of its Subsidiaries by any third party at the Effective Time, including the Intellectual Property set forth on Section 3.11(c) of the Company Disclosure Schedule.

“Company Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission (each, an “Effect”) that, individually or in the aggregate when taken with all other such facts, changes, developments, events, effects, conditions, occurrences, actions or omissions, would reasonably be expected to (x) result in a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) prevent, materially impeded, materially delay or materially increase the cost of the consummation by the Company of the transaction; provided, however, that no Effect (either alone or in combination) resulting from any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world in which the Company and its Subsidiaries conduct business, or conditions in the global economy generally; (ii) general market conditions (or changes in such general market conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world in which the Company and its Subsidiaries conduct business, including (A) changes in interest rates in the United States or any other country or region in the world in which the Company and its Subsidiaries conduct business and changes in exchange rates for the currencies of any such countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world in which the Company and its Subsidiaries conduct business; (iii) general market conditions (or changes in such general market conditions) in the industries in which the Company and its Subsidiaries conduct business; (iv) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters in the United States or any other country or region in the world; (vi) any changes in applicable Law (or the interpretation thereof) or changes in GAAP or other applicable accounting standards (or the interpretation thereof); (vii) any changes demonstrably resulting from the announcement of this Agreement and the transactions contemplated hereby, including any loss of or change in a relationship, contractual or otherwise, with any customer, supplier, distributor or other business partner of the Company or any of its Subsidiaries or the departure of any employee or officer of the Company or any of its Subsidiaries, in each case only to the extent arising out of the announcement of this Agreement and the transactions contemplated hereby; (viii) any suit, claim, request for indemnification or proceeding brought by any current or former stockholders of the Company (on their own behalf or on behalf of the Company) for breaches of fiduciary duties, violations of the securities Laws or otherwise in connection with this Agreement or the transactions contemplated hereby; and (ix) any failure by the Company to meet any internal budgets, projections, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of such decline, change or failure may be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur); provided, that any of the effects resulting from or arising out of any of the matters described in clauses (i) through (vi) above do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the industries in which the Company and its Subsidiaries conduct business.

“Company Option” means an option to purchase Company Capital Stock issued under any Company Option Plan.

“Company Option Plan” means each of the Company’s 2000 Stock Option Plan, as adopted by the Company Board as of May 29, 2000 and the Company’s 2002 Stock Plan, as adopted by the Company Board as of April 10, 2002 and as amended by the Company Board as of September 9, 2011.

“Company Registered Intellectual Property” means all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered trademarks, and domain names and all applications for any of the foregoing.

“Company RSA” means a restricted stock award for Company Capital Stock issued under any Company Option Plan.

“Company SAR” means a stock appreciation right issued under the LitePoint Technology (Shanghai) Co., Ltd. Appreciation Rights Plan.

“Company Software” means any software owned, developed, marketed, distributed, licensed, and sold by the Company.

“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment or other arrangement, whether oral or written.

“Damages” means the amount of any loss, claim, deficiency, lost profits, demand, damage (including punitive and special damages), injury, liability, settlement, judgment, award, fine, penalty, fee (including attorneys’ fees and consultants’ and experts’ fees), charge, cost (including costs of investigation and defense), Tax, or expense of any nature, whether or not involving an Action, including any costs of defending any Actions or enforcing an Indemnified Party’s rights under this Agreement, incurred or suffered by a party with respect to or relating to an Action, event, circumstance or state of facts.

“day” means a calendar day, whether or not such calendar day is a business day.

“Delaware Law” means the General Corporation Law of the State of Delaware, as amended from time to time.

“Deemed Compensation Deduction” means (i) with respect to any vested and unexercised Company Options, the sum of (w) payments pursuant to Section 2.1(c)(i)(i)(A) (as adjusted pursuant to Section 1.5(c)(iv)), plus (x) the maximum amount payable pursuant to Sections 2.1(c)(i)(i)(B) and (C) and 2.1(c)(i)(ii) and (iii) (as if paid on the Closing Date), plus (ii) the excess of the fair market value of any ISO Stock at the time of the exercise of its underlying incentive stock option over the exercise price specified in such option, provided, that for purposes of this definition, if the underlying incentive stock option of a share of ISO Stock was exercised on or after the date of this Agreement, the fair market value of such ISO Stock on the date of such exercise shall be deemed to be equal to (y) payments with respect to such ISO Stock pursuant to Section 2.1(a)(i)(A) and (B) (as adjusted pursuant to Section 1.5(c)(iv)), plus (z) the maximum amount payable with respect to such ISO stock pursuant to Section 2.1(a)(i)(C) and (D) and 2.1(a)(ii) and (iii).

“Deemed Tax Benefit” means the dollar amount of the additional federal and state income Taxes that would have been shown as due on the Surviving Corporation’s federal and state income Tax Returns for the Tax period beginning on January 1, 2011 and including the Closing Date and any subsequent returns of the Surviving Corporation or as utilized by Parent, but for the inclusion of the Deemed Compensation Deduction in such Tax Returns (but after giving effect to all other available deductions and other tax attributes available for such Tax period). The Deemed Tax Benefit with respect to any such Tax Return shall be equal to the difference between (i) the aggregate Taxes that would have been shown on such Tax Return as imposed for the period covered by such Tax Return had no compensation deduction been claimed on such Tax Return on account of payments pursuant to this Agreement with respect to ISO Stock and vested and unexercised Company Options (the “Claimed Compensation Deduction”) and (ii) the aggregate Taxes that would have been so shown on such Tax Return had the Deemed Compensation Deduction been claimed on such Tax Return (and not the Claimed Compensation Deduction).

“Disclosure Materials” means the documents, materials and notices prepared or to be prepared by the Company pursuant to Delaware Law, the Company Charter or otherwise in connection with obtaining the approval by the Company Stockholders of this Agreement and the Merger.

“Dissenting Shares” means shares of Company Common Stock or Company Preferred Stock that are outstanding immediately prior to the Effective Time of the Merger and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have exercised dissenters’ rights or rights of appraisal for such shares of Company Common Stock or Company Preferred Stock in accordance with Delaware Law or California Law and who, as of the Effective Time, have not effectively withdrawn or lost such dissenters’ rights.

“Environmental Law” means any judgment, decree, order, law license, rule or regulation pertaining to environmental matters, including those arising under any foreign, federal, state or local statute, regulation, ordinance, order or decree relating to the environment, or any other zoning, health or safety Law or regulation.

“Environmental Permit” means all material permits, licenses and other authorizations required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrowed Funds” means the amounts delivered to the Escrow Agent pursuant to the provisions of Sections 1.5(b), 1.5(c)(iv) and 1.7(d) hereof to be held and distributed in accordance with the terms of the Escrow Agreement, less any amounts distributed to the Participating Rights Holders.

“Estimated Deemed Tax Benefit” means 35 percent of the Deemed Compensation Deduction, as estimated and set forth on the Capitalization and Closing Payment Amount Certificate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” means the (a) audited financial statements (including balance sheet, income statement, statement of cash flows, statement of stockholders’ equity and footnotes to the foregoing) of the Company and its Subsidiaries as of December 31, 2009, December 31, 2008, and for each of the twelve (12)-month period ended on such dates, (b) unaudited financial statements (including balance sheet, income statement, statement of cash flows, statement of stockholders’ equity) of the Company and its Subsidiaries as of December 31, 2010 and for the twelve (12) month period ended on such date, and (c) unaudited financial statements (including balance sheet and income statement, but excluding footnotes to the foregoing) of the Company and its Subsidiaries as of June 30, 2011 and the six (6) months ended on such date, which the Company has made available to Parent and included in the Company Disclosure Schedule.

“Fraud Claim(s)” means fraud by the Company or a Participating Rights Holder in connection with a representation or warranty set forth in this Agreement or in the Capitalization and Closing Payment Amount Certificate.

“Fully Diluted Common Stock Number” means the sum of (i) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; (ii) the total number of shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, and (iii) the total number of shares of Company Common Stock that are issuable upon the conversion or exercise in full of all convertible securities (excluding the Company Preferred Stock), options, warrants or other rights to acquire Company Capital Stock that are outstanding immediately prior to the Effective Time (but only to the extent vested and exercisable as of the Effective Time).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any United States or supranational, foreign, provincial, state, municipal or local government, governmental, regulatory or administrative authority, agency, body, branch or bureau, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Substance” means (a) those substances defined in or regulated under the following federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; (e) any other contaminant; and (f) any substance, material or waste regulated by any federal, state, local or foreign Governmental Authority pursuant to any Environmental Laws.

“Indebtedness” means, as applied to any Person, (a) all indebtedness for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of property or services represented by a note or other security, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (f) any liability in respect of banker’s acceptances or letters of credit, and (g) all indebtedness referred to in clauses (a), (b), (c), (d), (e) or (f) above which is directly or indirectly guaranteed by or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indebtedness for Borrowed Money” means, as applied to any Person, (a) all indebtedness for borrowed money, whether secured or unsecured, (b) any liability in respect of banker’s acceptances or letters of credit, and (c) all indebtedness referred to in clauses (a) or (b) above which is directly or indirectly guaranteed by or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnified Party” means any Person entitled to seek indemnification pursuant to the provisions of Article 9 (indemnification).

“Indemnifying Party” means any Person against whom indemnification may be sought pursuant to the provisions of Article 9 (indemnification).

“Intellectual Property” means intellectual property or proprietary rights of any description including (a) rights in any patent, patent application (including any U.S. or foreign provisionals, continuations, divisions, continuations-in-part, extensions, renewals, reissues, revivals and reexaminations, any national phase PCT applications, any PCT international applications, and any patents issuing or granted from any of the foregoing applications), copyright, industrial design, URL, domain name, trademark, service mark, logo, trade dress or trade name, (b) related registrations and applications for registration, (c) trade secrets, moral rights or publicity rights, inventions, discoveries, or improvements, modification, know-how, technique, methodology, writing, works of authorship, design or data, whether or not patented, patentable, copyrightable or reduced to practice, including any inventions, discoveries, improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data embodied or disclosed in any: (i) computer source code (human readable format) and object code (machine readable format); (ii) specifications; (iii) manufacturing, assembly, test, installation, service and inspection instructions and procedures; (iv) engineering, programming, service and maintenance notes and logs; (v) technical, operating and service and maintenance manuals and data; (vi) hardware reference manuals; and (vii) user documentation, help files or training materials, and (d) good will related to any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“ISO Stock” means any share of Company Capital Stock acquired upon the exercise of any Company Options that qualified as “incentive stock options” under Section 422 of the Code if the disposition of such share incident to the Merger causes a failure of the holding period requirement of Section 422(a)(1) of the Code.

“Knowledge of the Company” or “Knowledge”, when used with respect to the Company, means the actual knowledge of any of the individuals set forth in Section 10.2 of the Company Disclosure Schedule; provided that the Company shall be deemed to have actual knowledge of a particular fact or other matter if any of such individuals is actually aware of that fact or matter or acted recklessly in failing to become aware of that fact or matter, provided, further, that failing to conduct patent or freedom to operate searches shall not be deemed to be reckless.

“Law” means national, supranational, state, provincial, municipal or local statute, law, constitution, ordinance, code, regulation, rule, notice, court decision, interpretation, agency guidance, Order, resolution, corporate integrity agreement, stipulation, determination, requirement or rule of law (including common law), code or edict issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest,

conditional or installment sale agreement, encumbrance, charges or other claims of third parties of any kind, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Merger Consideration” means the aggregate amount of the Closing Payment, plus the aggregate amount of the Estimated Deemed Tax Benefit, plus the aggregate amount of any Contingent Payments actually paid or payable.

“New Plans” means the open, active employee benefit plans of Parent and its Subsidiaries in which Company Employees are made eligible to participate by Parent.

“Option Per Share Closing Payment” means an amount equal to the quotient of (x) the sum of the Closing Payment Amount, divided by (y) the Fully Diluted Common Stock Number.

“Order” means any order, writ, judgment, injunction, decree, determination or award.

“Parent Average Stock Price” means, with respect to any given date on which it is to be measured, the volume-weighted average of the closing prices for a share of Parent Stock on the three trading days ending on such date.

“Parent Stock” means the common stock, $0.125 par value, of Parent.

“Participating Rights Holders” means those Persons (other than the holders of Dissenting Shares, the Company or any Subsidiary of the Company) who, immediately prior to the Effective Time of the Merger, were holders of shares of Company Common Stock, Company Preferred Stock or vested Company Options and whose interests therein, as the result of the Merger, are converted into rights to receive a portion of the Closing Payment, Deemed Tax Benefit, Escrow Amount, Representative Reimbursement Amount and any Contingent Payment.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Share Cellular Earn-Out Payment” means, with respect to an Earn-Out Payment Quarter, an amount equal to the quotient of (x) the Cellular Earn-Out Amount for such Earn-Out Payment Quarter, divided by (y) the Fully Diluted Common Stock Number.

“Per Share Closing Payment” means an amount equal to the quotient of (x) the sum of the Closing Payment Amount, less (i) the Closing Escrow Amount, less (ii) the Representation Reimbursement Amount, divided by (y) the Fully Diluted Common Stock Number.

“Per Share Estimated Deemed Tax Benefit” means an amount equal to the quotient of (x) the Estimated Deemed Tax Benefit, divided by (y) the Fully Diluted Common Stock Number.

“Per Share Revenue Earn-Out Payment” means, with respect to an Earn-Out Payment Quarter, an amount equal to the quotient of (x) the Revenue Earn-Out Amount for such Earn-Out Payment Quarter, divided by (y) the Fully Diluted Common Stock Number.

“Permit” means all permits, registrations, franchises, grants, authorizations (including marketing and testing authorizations), concessions, licenses, easements, variances, exceptions, exemptions, consents, certificates, clearances, approvals and Orders of any Governmental Authority.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Real Property” means any real property, whether owned in fee simple or a leasehold interest or other interest in real property, currently leased and operated by the Company.

“Related Agreements” means the Escrow Agreement and the Non-Competition Agreements.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means all shares of Company Common Stock and Company Preferred Stock, all outstanding options, warrants, convertible notes, rights of conversion and other rights to acquire capital stock of the Company, and all shares issuable upon exercise or conversion of the Company Preferred Stock, options, warrants, convertible notes, rights of conversion and other rights to acquire stock of the Company, outstanding from time to time, whether or not then vested, exercisable or convertible.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securityholder” means any holder of Securities.

“Special Representations” means any representations or warranties relating to, or made pursuant to, the Capitalization and Closing Payment Amount Certificate or Sections 3.3 (capitalization), 3.4 (authorization) or 3.15 (taxes) of this Agreement.

“Standard Software” means non-customized software that (A) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, the Company Products, or (C) is generally available on standard terms for either (y) annual payments by the Company of $3,000 or less per user or (z) aggregate payments by the Company of $10,000 or less per user.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” (whether or not capitalized) of any Person (or of the Company, if no such Person is specified) means any corporation, partnership, limited liability company, association, trust, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing, whether disputed or not.

“Tax Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority.

“Technology” means and includes diagrams, inventions (whether or not patentable) and improvements thereto, invention disclosures, know-how, methods, network configurations and architectures, proprietary information, protocols, schematics, design information, bills of material, build instructions, tooling requirements, manufacturing processes, specifications, technical data, software code (in any form, including source code and executable or object code), build scripts, test scripts, algorithms, APIs, subroutines, techniques, user interfaces, URLs, web sites, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), databases and data collections, any other forms of technology, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.

The following table sets forth certain other defined terms and the Section of the Agreement in which the meaning of each such term appears:

Section(s)
“280G Approval”	7.2(q)
“Accelerated Receipts Amount”	1.5(a)
“Agreement”	Preamble
“Agreement Date”	Preamble
“Antitrust Filing”	6.2

Section(s)
“Balance Sheet”	3.15(a)
“Balance Sheet Date”	3.6
“Blocked Person”	3.27(b)
“Capitalization and Closing Payment Amount Certificate”	1.5(a)
“Cash On-Hand Amount”	1.5(a)
“Cellular Earn-Out Amount”	1.6(a)
“Cellular Earn-Out Payment”	1.6(d)
“Cellular Earn-Out Revenue”	1.6(a)
“Certificates”	2.2(a)(i)
“Claim Amount”	9.4(a)
“Closing”	1.1(b)
“Closing Date”	1.1(b)
“Closing Financials”	2.3(n)
“Closing Payment”	1.5(b)
“Company”	Preamble
“Company Board”	Recitals
“Company Disclosure Schedule”	Article 3
“Company Employees”	5.4(a)
“Company Group”	3.15(e)
“Company Preferred Stock”	3.3(a)(ii)
“Company Product”	3.11(a)
“Company Stockholders”	Recitals
“Competition Law”	6.2
“Confidentiality Agreement”	6.7(a)
“Contingent Payments”	1.6(b)
“D&O Indemnified Parties”	6.9(a)
“Delivered Tax Returns”	3.15(d)
“Derivative Instruments”	2.2(a)(i)
“Earn-Out Party”	6.13(a)
“Earn-Out Payment Certificate”	1.7(a)
“Earn-Out Payment Quarter”	1.6(a)
“Earn-Out Payment Year”	1.6(a)
“Effective Time”	1.1(b)
“Employee Benefit Plan”	3.20(a)
“Escrow Agent”	1.5(b)
“Escrow Agreement”	1.5(b)
“FCPA”	3.26(a)
“Financial Information”	6.8
“HSR Act”	6.2
“Indebtedness Amount”	1.5(a)
“Indemnifiable Damages”	9.4(a)
“Indemnification Claim Notice”	9.4(a)
“Independent Accounting Firm”	1.5(c)(iii)
“Initial Resolution Period”	1.5(c)(ii)
“IT Systems”	3.12

Section(s)
“Leased Real Property”	3.10(a)
“Leases”	3.10(a)
“Malicious Code”	3.11(n)
“Material Contract”	3.7(a)
“Maximum Cellular Earn-Out Amount”	1.6(a)
“Maximum Revenue Earn-Out Amount”	1.6(a)
“Merger”	Recitals
“Merger Certificate”	1.1(b)
“Merger Sub”	Preamble
“Net Sales”	1.6(a)
“Non-Competition Agreement”	Recitals
“Objection Notice”	1.5(c)(ii)
“Objection Period”	1.5(c)(ii)
“Operating Plan”	6.13
“Option Consideration”	2.1(c)(i)
“Option Ratio”	2.1(c)(ii)
“Organizational Documents”	3.25
“Overdue Payables Amount”	1.5(a)
“Qualcomm Payable Amount”	1.5(a)
“Parent”	Preamble
“Parent Closing Payment Calculation”	1.5(c)(i)
“Parent Indemnified Parties”	9.2
“Parent-Handled Claims”	9.3(e)
“Parent True-Up Payment”	1.5(c)(iv)
“Parent True-Up Recovery”	1.5(c)(iv)
“Paying Agent”	2.2(a)(i)
“Payment Fund”	2.2(a)(i)
“Public Official”	3.26(b)
“Related Person”	3.8
“Representative Reimbursement Amount”	1.5(b)
“Revenue Earn-Out Amount”	1.6(a)
“Revenue Earn-Out Payment”	1.6(c)
“Sanmina”	1.5(a)
“Sanmina Payable Amount”	1.5(a)
“Series A Preferred Stock”	3.3(a)(ii)
“Set-Off Eligible Claims”	9.5(c)
“Set-Off Rights”	1.6(b)
“Settled Closing Payment Amount”	1.5(c)(iv)
“Significant Customer”	3.23(a)
“Significant Payee”	3.23(b)
“SR Expenses”	2.5(d)
“Stockholder Approval”	6.4(a)
“Stockholder Representative”	Preamble
“Strike Price Amount”	1.5(a)
“Surviving Corporation”	Recitals

Section(s)
“Surviving Corporation Bylaws”	1.3(b)
“Surviving Corporation Charter”	1.3(a)
“Tail D&O Policy”	6.9(b)
“Tax Matter”	6.12(b)
“Termination Date”	8.1(b)
“Third-Party Claim”	9.3(a)
“Transaction Costs”	1.5(a)
“Transfer Taxes”	6.12(d)
“Transmittal Material”	2.2(a)

10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

10.4 Entire Agreement; Assignment. This Agreement including the exhibits and schedules hereto, the Company Disclosure Schedule, the Related Agreements and the Confidentiality Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. Upon any such permitted assignment and assumption by Parent, Parent shall have no further liability hereunder with respect to any obligations assumed by the assignee. For purposes of this Section 10.4, “assign” means any assignment, conveyance, transfer, or any change in control.

10.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, including their successors and permitted assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, provided, that, it is intended that the Participating Rights Holders may rely on Section 1.8 and holders of assumed Company Options and assumed Company SARs may rely on Section 6.11.

10.6 Specific Performance. The parties hereto agree that irreparable damage could occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, without reference to conflict of laws principles, the Laws of the State of New York to contracts executed in and to be performed in that state.

10.8 Consent to Jurisdiction.

(a) EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY SUBMITS, AND WAIVES ANY OBJECTION BASED ON LACK OF VENUE, IMPROPER VENUE, INCONVENIENT FORUM OR LACK OF PERSONAL JURISDICTION, TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK. EACH OF PARENT, THE COMPANY AND MERGER SUB AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR, PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH OF PARENT, THE COMPANY AND MERGER SUB IRREVOCABLY CONSENTS AND WAIVES ANY BASIS FOR OBJECTION TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY. NOTHING IN THIS SECTION 10.8 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.9 Waiver of Conflicts. Each of the parties to this Agreement hereby acknowledges and agrees, on its own behalf and on behalf of its directors, officers, employees and Affiliates that the Company is the client of Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), and not any of its individual Participating Rights Holders. After the Closing, it is possible that Pillsbury will represent the Participating Rights Holders, Stockholder Representative and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with the transactions contemplated herein and any claims made pursuant to this Agreement. Parent and the Company hereby agree that Pillsbury (or any successor) may represent the Seller Group in the future in connection with issues that may arise under this Agreement and any claims that may be made pursuant to this Agreement. Pillsbury (or any successor) may serve as counsel to all or a portion of the Seller Group or any director, member, partner, officer, employee, representative or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising our of or relating to this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto consents thereto, and waives any conflict of interest arising therefrom, and each such party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the parties hereto hereby acknowledge that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in this connection.

10.10 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes,” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation.” In addition whenever the word “and” appears in this Agreement it shall be deemed to mean “and/or”, in each case, unless otherwise specified.

10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by electronic mail with a pdf scanned attachment) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.12 Fees and Expenses. Except as provided in Section 9.2 (indemnification by Participating Rights Holders) hereof, all costs and expenses incurred in connection with this Agreement and the Merger by the Company or the Participating Rights Holders shall be paid by the Company and the Participating Rights Holders, respectively (including by deduction of Transaction Costs from the Closing Payment Amount). All costs and expenses incurred in connection with this Agreement and the Merger by Parent or Merger Sub shall be paid by Parent.

10.13 Amendment. This Agreement may be amended prior to the Effective Time only by an instrument in writing, duly authorized by the Company Board, and executed by Parent or its designee, the Merger Sub, the Company and the members of the Stockholder Representative. This Agreement may be amended subsequent to the Effective Time only by an instrument in writing executed by Parent, the Surviving Corporation and the members of the Stockholder Representative.

10.14 Waiver. At any time prior to the Effective Time, Parent and the Company may agree to (a) extend the time for the performance of any obligation or other act of the other (including, in the case of Parent or the Merger Sub) party hereto, (b) waive any inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other, as the case may be, with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

[The remainder of the page is intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have duly executed this Agreement and Plan of Merger as an instrument under seal as of the date first above written.

TERADYNE, INC.

By:	/s/ Michael A. Bradley
Name: Michael A. Bradley
Title: Chief Executive Officer and President

LAGER ACQUISITION CORP.

By:	/s/ Charles J. Gray
Name: Charles J. Gray
Title: Secretary

LITEPOINT CORPORATION

By:	/s/ Benny Madsen
Name: Benny Madsen
Title: Chief Executive Officer and Chairman

STOCKHOLDER REPRESENTATIVE

/s/ Michael Goguen
Michael Goguen